Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED LETTER OF CREDIT

REIMBURSEMENT AND PLEDGE AGREEMENT

Dated as of May 27, 2004

among

MONTPELIER REINSURANCE LTD.,

MONTPELIER RE HOLDINGS LTD.

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent for itself and the

other lending institutions party hereto

Banc of America Securities LLC

and

Banc One Capital Markets, Inc.,

as Joint Lead Arrangers and Book Managers

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(continued)

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(continued)

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(continued)

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(continued)

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Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Second Amended and Restated Control Agreement
Exhibit C	Form of Loan Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Pledged Collateral Certificate

Schedules
Schedule 1	Commitments
Schedule 2.1.1	Existing Letters of Credit to become Tranche A Letters of Credit
Schedule 2.1.2	Existing Letters of Credit to become Tranche B Letters of Credit
Schedule 4.1	Property Held in Securities Account
Schedule 5.6	Litigation
Schedule 5.12	Financing Statements and Registrations
Schedule 5.15	Subsidiaries
Schedule 15.7	Address for Notices

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AMENDED AND RESTATED LETTER OF CREDIT

REIMBURSEMENT AND PLEDGE AGREEMENT

This AMENDED AND RESTATED LETTER OF CREDIT REIMBURSEMENT AND PLEDGE AGREEMENT is made as of May 27, 2004, by and among Montpelier Reinsurance Ltd. (“Mont Re”), a limited liability company duly incorporated as an exempted company under the laws of Bermuda, having its registered office at 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, Montpelier Re Holdings Ltd., a Bermuda holding company (“Parent” and, together with Mont Re, each a “Borrower” and collectively the “Borrowers”), the lending institutions party hereto (the “Lenders”), Bank of America, N.A. a national banking association as an issuing bank and as administrative agent for itself and such other lending institutions (the “Administrative Agent”) and Fleet National Bank as an issuing bank.

WHEREAS, Mont Re, Fleet National Bank (as predecessor administrative agent) and certain financial institutions entered into that certain Letter of Credit Reimbursement and Pledge Agreement dated as of June 20, 2003 (the “Existing Agreement”);

WHEREAS, the parties have agreed to amend and restate the Existing Agreement on the terms and conditions set forth herein it being the intention of the Borrowers, the Lenders and the Administrative Agent that this Amended and Restated Letter of Credit Reimbursement and Pledge Agreement and the Loan Documents executed in connection herewith shall not effect the novation of the obligations of Mont Re under the Existing Agreement but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter; and

WHEREAS, the letters of credit outstanding immediately prior to the Amendment Effective Date pursuant to the Existing Agreement (the “Existing Letters of Credit”) shall be deemed to be issued and outstanding hereunder for all purposes hereof and of the Loan Documents after giving effect to the Amendment Effective Date.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree that the Existing Agreement is amended and restated in its entirety as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Definitions.

The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Reimbursement and Pledge Agreement referred to below:

Acceding Bank. See §2.1.3.

Administrative Agent. Bank of America, as successor administrative agent to Fleet National Bank, acting as agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §12.9.

Administrative Agent’s Office. The Administrative Agent’s address and, as appropriate, account as set forth on Schedule 15.7, or such other address as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

Administrative Agent’s Special Counsel. Mayer, Brown, Rowe & Maw LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate. Any Person that would be considered to be an affiliate of any other Person under Rule 144(a) of the Rules and Regulations promulgated under the Securities Act of 1933, as amended, if such Person were issuing securities or any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

Agent for Service. See §15.15.

Alternative Currency. Pounds Sterling and Canadian Dollars.

Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or an Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

A.M. Best Rating. The financial strength rating issued with respect to Mont Re by A.M. Best Company.

Amendment Effective Date. The first date on which the conditions set forth in §9 have been satisfied.

Applicable Rate. In the case of Eurodollar Rate Loans, 0.275% and in the case of Base Rate Loans, 0%.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers. Banc of America Securities LLC and Banc One Capital Markets, Inc.

Assignment and Assumption. An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §13.2), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

Balance Sheet Date. December 31, 2003.

Bank of America. Bank of America, N.A. and its successors.

Base Rate. For any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan. A Loan that bears interest at a rate based on the Base Rate.

Borrower and Borrowers. As defined in the preamble hereto.

Borrowing. A borrowing consisting of simultaneous Loans of the same type, and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Tranche B Lenders pursuant to §2.1.2.

Borrower Reinsurance Agreement. Any arrangement whereby Mont Re or any other Insurance Subsidiary, as reinsurer, agrees to indemnify any other insurance or reinsurance company against all or a portion of the insurance or reinsurance risks underwritten by such insurance or reinsurance company under any insurance or reinsurance policy.

Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized or permitted to close under the laws of, or are in fact closed in, Bermuda or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Reimbursement and Pledge Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

Canadian Dollars or C$. The lawful currency of Canada.

Capital Lease Obligation. As to any Person, the obligations of such Person to pay rent or other amounts under any lease which is required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP. For purposes of this Reimbursement and Pledge Agreement, the amount of such Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

Capital Stock. Any and all shares, interests, share capital, participations or other equivalents (however designated) of capital stock of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Change in Control. Any of (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of a Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) other than the Parent or White Mountains Insurance Group Ltd., is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of Mont Re that represent 51% or more of the combined voting power of Mont Re’s then outstanding securities; (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of a Borrower (together with any new or replacement directors whose election by the Board of Directors or whose nomination by the stockholders of such Borrower was approved by a vote of a majority of the Directors of such Borrower then still in office who are either directors or replacement directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Borrower’s Board of Directors then in office; (d) the Parent ceases to (x) be the single largest shareholder of Mont Re or (y) be directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of Mont Re that represent 10% or more of the combined voting power of Mont Re’s then outstanding securities; or (e) White Mountains Insurance Group Ltd. ceases to (x) be the single largest shareholder of the Parent or (y) be directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 10% or more of the combined voting power of the Parent’s then outstanding securities.

Code. The Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

Collateral Coverage Amount. See §6.8.

Combined or combined. With reference to the accounts of the Parent and its Subsidiaries, combined in accordance with GAAP.

Commitment. With respect to each Lender, such Lender’s Tranche A Commitment and/or Tranche B Commitment, as the case may be.

Commitment Fee. See §2.7.1.

Commitment Increase Notice. See §2.1.3.

Commitment Percentage. With respect to each Lender, such Lender’s Tranche A Commitment Percentage and/or Tranche B Commitment Percentage, as the case may be.

Commitment Termination Date. The Tranche A Commitment Termination Date and/or the Tranche B Commitment Termination Date, as the case may be.

Commitment Termination Event. The earliest to occur of (a) the date of termination of the Total Commitment pursuant to §2.1.4 and (b) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the Issuing Banks to issue Letters of Credit pursuant to §11.1.

Compliance Certificate. See §6.4(d).

Consolidated Debt. The consolidated Debt (excluding Hedging Obligations) of the Parent and its Subsidiaries.

Consolidated Net Worth. The Net Worth of the Parent and its Subsidiaries on a consolidated basis.

Contingent Liability. Any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distribution upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of each of Mont Re and the Insurance Subsidiaries under Primary Policies or Borrower Reinsurance Agreements which are entered into in the ordinary course of business (including security posted by Mont Re and each of the Insurance Subsidiaries in the ordinary course of its business to secure obligations thereunder) shall not be deemed to be Contingent Liabilities of such Insurance Subsidiary or Mont Re for the purposes of this Reimbursement and Pledge Agreement. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby or (ii) the maximum stated amount so guaranteed or supported.

Control Agreement. That certain Second Amended and Restated Control Agreement, dated as of May 27, 2004 among the Administrative Agent, Mont Re and the Custodian and attached hereto as Exhibit B.

Consolidated or consolidated. With reference to the accounts of the Parent and its Subsidiaries, consolidated in accordance with GAAP.

Credit Extension. Each of the following (a) a Borrowing and (b) the issuance, extension, amendment or renewal of a Letter of Credit.

Cure Contribution. Capital contributions or other equity infusions to the Parent made on or before the 30th day after the date the Borrowers have failed to comply with the covenant set forth in §8.1, which cures such default.

Custodial Lien and Set-off Rights. See §5.13.

Custodian. The Bank of New York or any successor custodian approved by the Administrative Agent.

Debt. With respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued within the later of (x) three (3) Business Days and (y) the applicable cure period and bankers’ acceptances issued for the account of such Person; (d) all Capital Lease Obligations of such Person; (e) all Hedging Obligations of such Person; (f) to the extent required to be included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person in connection with the foregoing; provided that, notwithstanding anything to contrary contained herein, Debt shall not include (x) unsecured current liabilities incurred in the ordinary course of business and paid within ninety (90) days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments or (y) any obligations of such Person under any Borrower Reinsurance Agreement or any Primary Policy.

Default. Any event which would, with the giving of notice or the lapse of time, constitute an Event of Default.

Default Rate. (a) When used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the applicable Letter of Credit Fee plus 2% per annum, in all cases to the fullest extent permitted by applicable laws.

Delinquent Lender. See §12.5.3.

Deposit Account. Mont Re’s demand deposit account no. 251473 and any replacement or successor account maintained with the Custodian and subject to the terms of the Control Agreement.

Dollars or $. Dollars in lawful currency of the United States of America.

Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or an Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Effective Commitment Amount. See §2.1.3.

Eligible Assignee. Any of (a) a Lender, (b) an Affiliate of a Lender or (c) a financial institution having a senior unsecured debt rating of not less than “A”, or its equivalent, by S&P and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Banks and (ii) unless a Default or an Event of Default has occurred and is continuing, Mont Re (with each such approval not to be unreasonably withheld or delayed).

Eurocurrency Rate. Any Interest Period with respect to a Eurocurrency Rate Loan:

(a) the applicable Screen Rate for such Interest Period; or

(b) if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

Eurocurrency Rate Loan. For any Loan that bears interest at a rate based on the Eurocurrency Rate.

Event of Default. See §11.1.

Existing Agreement. As defined in the recitals hereto.

Existing Letters of Credit. As defined in the recitals hereto.

Extension. See §2.1.5.

Federal Agency. Any of the following agencies of the federal government of the United States: (a) Government National Mortgage Association; (b) the Export-Import Bank of the United States; (c) the Farmers Home Administration, an agency of the United States Department of Agriculture; (d) the United States General Services Administration; (e) the United States Maritime Administration; (f) the United States Small Business Administration; (g) the Commodity Credit Corporation; (h) the Rural Electrification Administration; (i) the Rural Telephone Bank; (j) Washington Metropolitan Area Transit Authority; (k) the Federal Home Loan Mortgage Corporation; (l) the Federal National Mortgage Association; (m) the Federal Housing Finance Board; (n) the Federal Home Loan Bank; and (o) such other federal agencies as are reasonably acceptable to the Administrative Agent.

Federal Agency Collateral. See §6.8.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fee Letters. The fee letters dated as of April 29, 2004 among (a) the Borrowers, the Administrative Agent and Banc of America Securities LLC and (b) the Borrowers, Bank One, NA and Banc One Capital Markets, Inc.

Fees. The Letter of Credit Fee and the Commitment Fee.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fleet. Fleet National Bank, its successors and assigns.

Freely Transferable. Securities which are freely transferable and traded in established and recognized markets and as to which there are readily available price quotations.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles. (a) When used in §6, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Parent reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Parent adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, memorandum of association, certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any court or arbitrator.

Guaranteed Obligations. See §14.1.

Hedging Obligations. With respect to any Person, the liability of such Person under any futures contract or options contract, interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements (other than Retrocession Agreements), designed to protect such Person against fluctuations in interest rates or currency exchange rates. Debt under a Hedging Obligation shall be the amount of such Person’s net obligation, if any, under each hedging agreement (determined on the mark-to-market value for such agreement based upon a readily available quotation provided by a recognized dealer in such type of hedging agreement).

Indemnified Persons. See §15.5(a)

Indemnitee. See §15.4

Individual Outstandings. As to any Lender, the sum of such Lender’s (a) Letter of Credit Participations in Tranche A Letters of Credit, plus (b) Letter of Credit Participations in Tranche B Letters of Credit, plus (c) Loans outstanding as of such date.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Insurance Subsidiary. Mont Re and any other Subsidiary of the Parent created after the Amendment Effective Date which is licensed by any Governmental Authority to engage in the insurance business.

Interest Payment Date. (a) As to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Tranche B Commitment Termination Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Tranche B Commitment Termination Date.

Interest Period. As to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two or three months thereafter, as selected by the Parent in its Loan Notice, provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Tranche B Commitment Termination Date.

Issuing Bank. Each of Bank of America and, prior to its merger with Bank of America, Fleet.

Issuing Bank’s Office. With respect to an Issuing Bank, the address and, as appropriate, account set forth for such Issuing Bank on Schedule 15.7, or such other address as such Issuing Bank may from time to time notify the Borrowers and the Lenders.

Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

Lender Increase Notice. See §2.1.3.

Lenders. The lending institutions executing this Reimbursement and Pledge Agreement as a Lender and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §13.

Letters of Credit. The Tranche A Letters of Credit and the Tranche B Letters of Credit.

Letter of Credit Application. An application and agreement for the issuance and amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

Letter of Credit Fee. See §2.7.2.

Letter of Credit Participation. See §2.2.3.

Leverage Ratio. The ratio, expressed as a percentage, of (a) Consolidated Debt to (b) Consolidated Net Worth plus Consolidated Debt.

Lien. When used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

Lloyd’s. Lloyd’s of London or members of its syndicate.

Loan. A revolving loan by a Tranche B Lender to the Parent pursuant to §2.1.2. A Loan may be a Base Rate Loan or a Eurocurrency Rate Loan. All Loans shall be denominated in Dollars.

Loan Notice. A notice of (a) a Borrowing, (b) a conversion of Loans from one type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to §2.4, which, if in writing, shall be substantially in the form of Exhibit C.

Loan Sublimit. $50,000,000.

Loan Documents. This Reimbursement and Pledge Agreement, the Letter of Credit Applications, the Letters of Credit, the Fee Letters and the Control Agreement.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of (i) Mont Re individually, (ii) Mont Re and its Subsidiaries, taken as a whole or (iii) the Parent and its Subsidiaries, taken as a whole;

(b) a material adverse effect on the ability of either Borrower to perform any of its Obligations under any of the Loan Documents to which it is a party; or

(c) any impairment of the validity, binding effect or enforceability of this Reimbursement and Pledge Agreement or any of the other Loan Documents (other than a Letter of Credit), any impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document or any impairment of the attachment, perfection or priority of any lien of the Administrative Agent under this Reimbursement and Pledge Agreement other than (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (ii) the Custodial Lien and Set-Off Rights.

In determining whether any individual event has a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events results in a Material Adverse Effect.

Material Party. Each of (a) the Parent, (b) Mont Re, (c) any Insurance Subsidiary of a Borrower, and (d) any Subsidiary of either Borrower which is not an Insurance Subsidiary whose (i) total assets are 15% or more of the total assets of Mont Re and its consolidated Subsidiaries (including such Subsidiary) in each case as set forth on the most recent fiscal year end balance sheet of such Subsidiary and Mont Re and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP, and (ii) total revenues are 15% or more of the total revenues of Mont Re and its consolidated Subsidiaries (including such Subsidiary), in each case as set forth on the most recent fiscal year-end income statements of such Subsidiary and Mont Re and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP.

Net Worth. With respect to any Person, the consolidated net worth of such Person calculated in accordance with GAAP.

Notice of Exclusive Control. A written notice, in the form attached to the Control Agreement as Exhibit B, given by the Administrative Agent to the Custodian upon an Event of Default that the Administrative Agent is exercising sole and exclusive control of the Securities Account and the Pledged Collateral credited thereto.

Obligations. All indebtedness, obligations and liabilities of the Borrowers to any of the Lenders, the Issuing Banks and the Administrative Agent, individually or collectively, existing on the date of this Reimbursement and Pledge Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Reimbursement and Pledge Agreement or any of the other Loan Documents or in respect of any Reimbursement Obligations incurred under any Letter of Credit or other instrument at any time evidencing any thereof and arising by contract, operation of law or otherwise.

Participant. See §13.4.

Parent. As defined in the preamble hereto.

Person. Any individual, corporation, limited liability company partnership, limited liability partnership, firm, trust, joint venture, joint stock company, other unincorporated association, or other legal entity, and any Governmental Authority, each whether acting in an individual, fiduciary or other capacity.

Pledged Collateral. See §4.1.

Pledged Collateral Certificate. See §6.4(e).

Pounds Sterling or £. The lawful currency of the United Kingdom of Great Britain and Northern Ireland.

Primary Policies. Any insurance policies issued by Mont Re or any other Insurance Subsidiary.

Qualified Securities. See §6.8.

Register. See §13.3.

Release Amount. See §4.7.

Reimbursement and Pledge Agreement. This Amended and Restated Letter of Credit Reimbursement and Pledge Agreement.

Reimbursement Obligation. Mont Re’s obligation to reimburse the applicable Issuing Bank and the Lenders on account of any drawing under any Letter of Credit as provided in §2.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders. As of any date, the Lenders whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment or, if the Commitments have been terminated, the Lenders whose Individual Outstandings constitute at least fifty-one percent (51%) of the Total Outstandings, provided that the Commitment of, and the Individual Outstandings held or deemed held by, any Delinquent Lender shall be excluded for purposes of making a determination of Required Lenders.

Replacement Lender. See §2.1.5.

Responsible Officer. The president, chief executive officer, chief financial officer, chief operating officer, treasurer, controller or any vice-president of a Borrower.

Retrocession Agreements. Any agreement, treaty, certificate or other arrangement whereby Mont Re or any other Insurance Subsidiary cedes to another insurer all or part of Mont Re’s or such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by Mont Re or such Insurance Subsidiary.

Revaluation Date. With respect to any Letter of Credit, each of the following: (i) each date of issuance or extension or renewal of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Amendment Effective Date, (v) the last Business Day of each month and (vi) such additional dates as the Administrative Agent or an Issuing Bank shall determine or the Required Lenders shall require.

S&P. Standard & Poor’s Ratings Group.

Same Day Funds. (a) With respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or an Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

Screen Rate. For any Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

Securities Account. Mont Re’s custodial account fund no. 251471 maintained with the Custodian and any replacement or successor account maintained with the Custodian and subject to the terms of the Control Agreement.

Spot Rate. For a currency, the rate determined by the Administrative Agent or an Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or an Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

Total Outstandings. The sum of the Tranche A Outstanding Amount plus the Tranche B Outstanding Amount.

Total Tranche A Commitment. The sum of the Tranche A Commitments of the Tranche A Lenders, as in effect from time to time.

Total Tranche B Commitment. The sum of the Tranche B Commitments of the Tranche B Lenders, as in effect from time to time.

Tranche A Commitment. With respect to each Tranche A Lender, the amount set forth on Schedule 1 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable as the amount of such Tranche A Lender’s commitment to participate in the issuance, extension and renewal of Tranche A Letters of Credit for the account of Mont Re, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Tranche A Commitment Percentage. With respect to each Tranche A Lender, the percentage of the Total Tranche A Commitment represented by such Tranche A Lender’s Tranche A Commitment.

Tranche A Commitment Termination Date. The earliest of (a) May 26, 2005, as such date may be extended pursuant to §2.1.5 and (b) the occurrence of a Commitment Termination Event.

Tranche A Lenders. The Lenders having a Tranche A Commitment, as set forth on Schedule 1 hereto, along with their successors and assigns.

Tranche A Letters of Credit. See §2.1.1.

Tranche A Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Tranche A Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Tranche A Letters of Credit.

Tranche A Outstanding Amount. The sum of the Dollar Equivalent of the Tranche A Maximum Drawing Amount plus the Dollar Equivalent of the total Unpaid Reimbursement Obligation with respect to Tranche A Letters of Credit on such date after giving effect to any Credit Extensions pursuant to §2.1.1 and repayment of Reimbursement Obligations with respect to Tranche A Letters of Credit on such date.

Tranche B Commitment. With respect to each Tranche B Lender, the amount set forth on Schedule 1 hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as the amount of such Tranche B Lender’s commitment to make Loans to the Parent and to participate in the issuance, extension and renewal of Tranche B Letters of Credit for the account of Mont Re, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Tranche B Commitment Percentage. With respect to each Tranche B Lender, the percentage of the Total Tranche B Commitment represented by such Tranche B Lender’s Tranche B Commitment.

Tranche B Commitment Termination Date. The earliest of (a) May 27, 2007, as such date may be extended pursuant to §2.1.5 and (b) the occurrence of a Commitment Termination Event.

Tranche B Lenders. The Lenders having a Tranche B Commitment, as set forth on Schedule 1 hereto, along with their successors and assigns.

Tranche B Letters of Credit. See §2.1.2.

Tranche B Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Tranche B Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Tranche B Letters of Credit.

Tranche B Outstanding Amount. The sum of (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Loans occurring on such date; plus (b) the sum of the Dollar Equivalent of the Tranche B Maximum Drawing Amount plus the Dollar Equivalent of the total Unpaid Reimbursement Obligations with respect to Tranche B Letters of Credit on such date after giving effect to any Credit Extension pursuant to §2.1.2 and repayment of Reimbursement Obligations with respect to Tranche B Letters of Credit on such date.

Treasury Collateral. See §6.8.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which Mont Re does not reimburse the relevant Issuing Bank and the Lenders on the date specified in, and in accordance with, §2.2; provided however that solely for purposes of calculating the Tranche A Outstanding Amount, the Tranche B Outstanding Amount and the Total Outstandings and any component thereof, Reimbursement Obligations which have been paid by application of proceeds of Pledged Collateral by the Administrative Agent shall not constitute Unpaid Reimbursement Obligations.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Reimbursement and Pledge Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Reimbursement and Pledge Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Reimbursement and Pledge Agreement as a whole and not to any particular section or subdivision of this Reimbursement and Pledge Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Reimbursement and Pledge Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Reimbursement and Pledge Agreement is the result of negotiation among, and has been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and is the product of discussions and negotiations among all parties. Accordingly, this Reimbursement and Pledge Agreement is not intended to be construed against the Administrative Agent, the Borrowers, any Issuing Bank or any of the Lenders merely on account of the Administrative Agent’s, the Borrowers’, any Issuing Bank’s or any Lender’s involvement in the preparation of such documents.

1.3 Exchange Rates. The Administrative Agent or an Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Total Outstandings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or Issuing Bank, as applicable.

1.4 Times of Day. Unless otherwise specified, all references to times of day shall be references to Eastern time (daylight or standard), as applicable

2. COMMITMENTS, LOANS, LETTERS OF CREDIT.

2.1 Commitments.

2.1.1 Tranche A Commitment. On and subject to the terms and conditions of this Reimbursement and Pledge Agreement, each Issuing Bank agrees to issue, extend and renew for the account of Mont Re one or more standby letters of credit (a “Tranche A Letter of Credit”), from time to time before the Tranche A Commitment Termination Date and, as more fully set forth in §2.2, each Tranche A Lender agrees to purchase a participation in such Tranche A

Letters of Credit, provided, however, that after giving effect to any request for such issuance, extension or renewal, (a) the Total Outstandings shall not exceed the Total Commitment at any one time, (b) the sum of the Tranche A Outstanding Amount shall not exceed the Total Tranche A Commitment at any one time, and (c) the Total Outstandings shall not exceed the Collateral Coverage Amount. The Borrowers, the Issuing Banks and the Lenders agree that the Existing Letters of Credit listed on Schedule 2.1.1 shall be Tranche A Letters of Credit hereunder.

2.1.2 Tranche B Commitments. On and subject to the terms and conditions of this Reimbursement and Pledge Agreement, (a) each of the Tranche B Lenders, severally and for, itself alone, agrees to make Loans in Dollars to the Parent on a revolving basis from time to time before the Tranche B Commitment Termination Date in such Tranche B Lender’s Tranche B Commitment Percentage of such aggregate amounts, as the Parent may from time to time request, provided, however, that after giving effect to the requested Loan the aggregate principal amount of all Loans shall not exceed the Loan Sublimit, (b) each Issuing Bank agrees to issue, extend and renew for the account of Mont Re one or more standby letters of credit (a “Tranche B Letter of Credit”) from time to time before the Tranche B Commitment Termination Date and (c) as more fully set forth in §2.2 each Tranche B Lender agrees to purchase a participation in each such Tranche B Letter of Credit, provided however, that after giving effect to any Credit Extension pursuant to this §2.1.2, (i) the sum of the Total Outstandings shall not exceed the Total Commitment, (ii) the sum of the Tranche B Outstanding Amount shall not exceed the Total Tranche B Commitment and (iii) the Total Outstandings shall not exceed the Collateral Coverage Amount. The Borrowers, the Issuing Banks and the Lenders agree that the Existing Letters of Credit listed on Schedule 2.1.2 shall be Tranche B Letters of Credit hereunder.

2.1.3 Increase to Total Commitment. At any time, Mont Re may request that the Total Commitment and its components be increased, provided that, without the prior written consent of the Required Lenders, (i) the Total Commitment shall at no time exceed $500,000,000 and the Loan Sublimit shall at no time exceed $50,000,000 and (ii) each such request shall be in a minimum amount of at least $1,000,000. Any increase in the Total Commitment may be allocated to the Total Tranche A Commitment, the Total Tranche B Commitment or both in such amounts as Mont Re may request. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by Mont Re not fewer than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Total Commitment, the amount of such increase which is to be allocated to the Total Tranche A Commitment and/or the Total Tranche B Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Tranche A Lenders and/or Tranche B Lenders, as applicable, shall be given the opportunity to participate in the requested increase ratably in proportion that its Tranche A Commitment bears to the Total Tranche A Commitment and/or its Tranche B Commitment bears to the Total Tranche B Commitment under this Reimbursement and Pledge Agreement, respectively. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to a date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount, if any, by which it is willing to increase its Tranche A Commitment and/or Tranche B Commitment, as applicable, in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase

Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by Mont Re in the Commitment Increase Notice, the Administrative Agent shall have the right, in consultation with Mont Re, to allocate the amount of increases necessary to meet Mont Re’s Commitment Increase Notice; provided that, no Lender shall be allocated an amount less than its pro rata share of such increase based upon the proportion its Tranche A Commitments bear to the Total Tranche A Commitment and/or Tranche B Commitments bear to the Total Tranche B Commitment, as applicable, under this Reimbursement and Pledge Agreement. In the event that the Lender Increase Notices are less than the amount requested by Mont Re, no later than five (5) Business Days prior to the proposed effective date Mont Re may notify the Administrative Agent of any Eligible Assignee that shall have agreed to become a “Lender” party hereto (an “Acceding Bank”) in connection with the Commitment Increase Notice. If Mont Re shall not have arranged any Acceding Bank(s) to commit to the shortfall from the Lender Increase Notices, then Mont Re shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Acceding Bank, if applicable, the Administrative Agent shall notify Mont Re and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Bank’s and Acceding Bank’s Commitment (the “Effective Commitment Amount”) and the increased amount of the Total Commitment and the Total Tranche A Commitment and/or Total Tranche B Commitment, as applicable, which amounts shall be effective on the following Business Day subject to the conditions set forth herein. Any increase in the Total Commitment and any increase in the Total Tranche A Commitment and/or Total Tranche B Commitment, as applicable, under this Reimbursement and Pledge Agreement shall be subject to the following conditions precedent: (i) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Total Commitment under this Reimbursement and Pledge Agreement, all representations and warranties shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) and no event shall have occurred and then be continuing which constitutes a Default or Event of Default under this Reimbursement and Pledge Agreement; (ii) the Borrowers, the Administrative Agent and each Acceding Bank which shall have agreed to provide a “Commitment” in support of such increase in the Total Commitment under this Reimbursement and Pledge Agreement, shall have executed and delivered an “Instrument of Accession” in a form reasonably acceptable to the Administrative Agent; (iii) to the extent reasonably required by the Administrative Agent, counsel for the Borrowers shall have provided to the Administrative Agent a supplemental opinion in form and substance reasonably satisfactory to the Administrative Agent; (iv) the Acceding Bank(s) shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such increase and (v) the Borrowers shall have executed and delivered all corporate authority documents that the Administrative Agent shall have reasonably requested in connection with such increase. Upon satisfaction of the conditions precedent to any increase in the Total Commitment and the Total Tranche A Commitment and/or Total Tranche B Commitment, as applicable, under this Reimbursement and Pledge Agreement, the Administrative Agent shall promptly advise the Borrowers and each Lender of the effective date of such increase. Upon the effective date of any increase the Total Commitment and the Total Tranche A Commitment and/or Total Tranche B Commitment, as applicable, under this Reimbursement and Pledge Agreement that is supported by an Acceding Bank, such Acceding Bank shall be a party to this Reimbursement and Pledge Agreement as a Tranche A Lender and/or Tranche B Lender, as applicable, and shall have the rights and obligations of a Lender hereunder and, on the effective date of such increase if the Acceding Bank will be a Tranche B Lender the Acceding Bank shall purchase Tranche B Loans from each other Tranche B Lender, in such amounts as may be necessary so that each Tranche B Lender (including the Acceding Bank) has its Tranche B Commitment Percentage of the outstanding Loans. In addition, on the effective date, the Administrative Agent shall replace the existing Schedule 1 attached hereto with the revised Schedule 1 reflecting such new Total Commitment, Total Tranche A Commitment and Total Tranche B Commitment and each Lender’s Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder. It is understood that any increase in the amount of the Commitments pursuant to this §2.1.3 shall not constitute an amendment of this Reimbursement and Pledge Agreement.

2.1.4 Voluntary Commitment Reductions. Mont Re shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Administrative Agent to reduce by a minimum amount of $10,000,000 and in multiples of $1,000,000 in excess thereof, or to terminate entirely, the Total Commitment and, as applicable the Tranche A Commitment and/or the Tranche B Commitment, whereupon the Commitments of the Tranche A Lenders and/or the Tranche B Lenders, as the case may be, shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, terminated as the case may be provided that (a) the Total Tranche A Commitment may not be reduced to an amount below the Tranche A Outstanding Amount, (b) the Total Tranche B Commitment may not be reduced to an amount below the Tranche B Outstanding Amount and (c) the Total Commitment may not be reduced to an amount below the Total Outstanding. Promptly after receiving any notice of Mont Re delivered pursuant to this §2.1.4, the Administrative Agent will notify the Lenders of the substance thereof. No reduction or termination of the Commitments may be reinstated.

2.1.5 Extension of Commitment Termination Date; Replacement Lender. Mont Re may request an extension of the Tranche A Commitment Termination Date for an additional three-hundred sixty-four (364) day period and/or the Tranche B Commitment Termination Date for an additional year (the “Extension”). Mont Re must request the Extension in writing to the Administrative Agent and the Lenders not less than sixty (60) nor more than ninety (90) days prior to the applicable Commitment Termination Date. Each Lender may decide, in its sole discretion, whether to participate in the Extension and shall notify the Administrative Agent and Mont Re in writing of its decision within thirty (30) days after receipt of Mont Re’s request, provided that no Lender shall give formal notification of its approval of the Extension more than sixty (60) days prior to the Commitment Maturity Date. Any Lender not responding to a request for an Extension within thirty (30) days after receipt of Mont Re’s request shall be deemed to have not consented to the Extension. If a Lender does not approve the Extension by such date, Mont Re may, up until the fifteenth (15th) day prior to the applicable Commitment Termination Date, (i) request that all or a portion of the remaining Lenders acquire and assume all of the non-approving Lender’s Commitment as provided herein, but none of such Lenders shall be under an obligation to do so, (ii) designate a new Lender (a “Replacement Lender”) which is an Eligible Assignee, and/or (iii) with the approval of the Administrative Agent and each of the remaining Lenders, reduce the Tranche A Commitment or the Tranche B Commitment, as the case may be, and, correspondingly, the Total Commitment, by the amount of the non-approving Lender’s pro rata share. If any Replacement Lender shall be obtained, and/or if any one or more of the existing Lenders shall agree to acquire and assume all or any portion of the non-approving Lender’s Commitment, then such non-approving Lender shall assign, in accordance with §13, all of its Commitment, Letter of Credit Participations and other rights and obligations under this Reimbursement and Pledge Agreement and all other Loan Documents to such Replacement Lender or existing Lenders, as the case may be; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such non-approving Lender and such Replacement Lender and/or existing Lenders, as the case may be, and (B) prior to any such assignment, the Borrowers shall have paid to such non-approving Lender all amounts properly demanded and unreimbursed. If all of the then Lenders have agreed to the Extension on or before the fifteenth (15th) day prior to the applicable Commitment Termination Date, then the Extension shall take effect.

2.2 Procedures for Issuance and Amendment of Letters of Credit.

2.2.1 Issuance Procedures. (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Mont Re delivered to an Issuing Bank (with a copy to the Administrative Agent) by hard copy or electronically in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Mont Re. Such Letter of Credit Application must be received by an Issuing Bank and the Administrative Agent (i) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (ii) not later than 11:00 a.m. at least four Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such earlier date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is a Tranche A Letter of Credit or a Tranche B Letter of Credit; and (H) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may require. Additionally, Mont Re shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as the Issuing Bank or the Administrative Agent may require.

(b) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Mont Re and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Lender, the Administrative Agent or Mont Re, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §10 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Mont Re or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.

(c) If Mont Re so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit (other than a Letter of Credit issued to Lloyd’s) that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, Mont Re shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than one year after the applicable Commitment Termination Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of §2.2.2 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or Mont Re that one or more of the applicable conditions specified in §10 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuing Bank will also deliver to Mont Re and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.2.2 Terms of Letters of Credit. (a) Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) (A) with respect of Tranche A Letters of Credit issued to Lloyd’s, be issued in Pounds Sterling and have an expiry date no later than the date which is four (4) years from the date of issuance of such Letter of Credit, (B) with respect to all other Tranche A Letters of Credit, be issued in Dollars and have an expiry date no later than the date which is one (1) year from the date of issuance of such Tranche A Letter of Credit, and (C)

with respect to all Tranche B Letters of Credit, be issued in Dollars or Canadian Dollars and have an expiry date no later than the date which is one (1) year from the date of issuance of such Letter of Credit. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Banks in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Banks in the ordinary course of its business as standby letter of credit issuers and in effect at the time of issuance of such Letter of Credit, in each case to the extent not inconsistent with (x) in the case of Letters of Credit issued to Lloyds, English law and, in the case of all other Letters of Credit, New York law. Letters of Credit may be issued at any time prior to the applicable Commitment Termination Date. In the event of any conflict between the terms of any Letter of Credit Application and this Reimbursement and Pledge Agreement, the terms of this Reimbursement and Pledge Agreement shall govern. Letters of Credit denominated in Alternative Currencies, shall be issued in a minimum Alternative Currency Equivalent of $100,000 and all Letters of Credit denominated in Dollars shall be issued in a minimum face amount of $1,000.

(b) An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which the Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate any laws or one or more policies of such Issuing Bank;

(iii) a default of any Lender’s obligations to fund under §2.2.6 exists or any Lender is at such time a Delinquent Lender hereunder, unless such Issuing Bank has entered into satisfactory arrangements with Mont Re or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.

(c) An Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

2.2.3 Reimbursement Obligations of Lenders. Each Tranche A Lender and each Tranche B Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Tranche A Commitment Percentage or Tranche B Commitment Percentage, as the case may be, to reimburse the Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit, required to be funded by it, to the extent that such amount is not reimbursed by Mont Re pursuant to §2.2.5 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

2.2.4 Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in Mont Re’s Reimbursement Obligation under §2.2.5 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §2.2.6.

2.2.5 Reimbursement Obligation of Mont Re. In order to induce each Issuing Bank to issue, extend and renew each Letter of Credit and the Lenders to participate therein, Mont Re hereby agrees:

(a) to reimburse or pay to the applicable Issuing Bank, for the account of such Issuing Bank or (as the case may be) the applicable Lenders, with respect to each Letter of Credit issued, extended or renewed by an Issuing Bank hereunder, on each date that any draft presented under such Letter of Credit is honored by an Issuing Bank, the Dollar Equivalent as of the date and for the amount paid by such Issuing Bank under or with respect to such Letter of Credit, provided, that, the failure of Mont Re to immediately reimburse such Issuing Bank for amounts due pursuant to this §2.2.5(a) shall be an Event of Default and upon the occurrence of such Event of Default, the Administrative Agent may issue a Notice of Exclusive Control and apply all or any portion of the Pledged Collateral towards the payment obligations described herein, and

(b) that the Administrative Agent may, upon the acceleration of the Obligations in accordance with §11, exercise all rights and remedies in respect of the Pledged Collateral and any proceeds thereof, to collect an amount equal to the Dollar Equivalent of the then outstanding Obligations.

Each payment contemplated by §2.2.5(a) shall be made to such Issuing Bank at such Issuing Bank’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by Mont Re under this §2.2.5 at any time from the date such amounts become due and payable (whether as stated in this §2.2.5, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in 2.2.6. Any Pledged Collateral or proceeds thereof collected by the Administrative Agent may be, at the Administrative Agent’s sole discretion, converted into the applicable Alternative Currency, with any such conversion costs being considered a collection expense and added to the Obligations. All payments of Fees, interest and Reimbursement Obligations to the Lenders shall be made in Dollars even if the underlying Letter of Credit is denominated in an Alternative Currency.

2.2.6 Letter of Credit Payments. (a) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the relevant Issuing Bank shall notify Mont Re of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If Mont Re fails to reimburse the Issuing Bank as provided in §2.2.5 or if the Administrative Agent is unable to effect such reimbursement through the application of the Pledged Collateral, on the date that such draft is paid or other payment is made by such Issuing Bank, the Issuing Bank may at any time thereafter notify the Tranche A Lenders or the Tranche B Lenders, as the case may be, of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. on the Business Day next following the receipt of such notice, each Tranche A Lender or Tranche B Lender, as the case may be, shall make available to the Issuing Bank, in Dollars, at the Administrative Agent’s Office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation. The responsibility of the Issuing Bank to Mont Re and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

(b) Each Lender’s obligation to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §2.2.6, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, Mont Re, the Parent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such payment by a Lender shall relieve or otherwise impair the obligation of Mont Re to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(c) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §2.2.6 by the time specified, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s payment in accordance with §2.2.6(a), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from Mont Re or otherwise, including proceeds of Pledged Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time such Lender’s payment was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank is required to be returned under any of the circumstances described in §3.1.3 or otherwise (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its applicable percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

2.2.7 Obligations Absolute. (a) Mont Re’s obligations under this §2.2 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set-off, counterclaim or defense to payment which Mont Re may have or have had against an Issuing Bank, the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. Mont Re further agrees with the Issuing Banks and the Lenders that the Issuing Banks and the other Lenders shall not be responsible for, and the Mont Re’s Reimbursement Obligations under §2.2.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among Mont Re, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of Mont Re against the beneficiary of any Letter of Credit or any such transferee. The Issuing Banks and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Mont Re agrees that any action taken or omitted by an Issuing Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence and willful misconduct, shall be binding upon Mont Re and shall not result in any liability on the part of an Issuing Bank or any Lender to Mont Re.

2.3 Reliance by Issuing Bank. To the extent not inconsistent with §2.2.6, the Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Banks. Each Issuing Bank shall be fully justified in failing or refusing to take any action under this Reimbursement and Pledge Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Banks shall in all cases be fully protected in acting, or in refraining from acting, under this Reimbursement and Pledge Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of a Letter of Credit Participation.

2.4 Borrowings and Payments of Loans.

(a) Each Borrowing, each conversion of Loans from one type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Parent pursuant to this §2.4(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Parent is requesting a Borrowing, a conversion of Loans from one type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Parent fails to specify a type of Loan in a Loan Notice or if the Parent fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Parent requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Tranche B Lender of the amount of its Tranche B Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Parent, the Administrative Agent shall notify each Tranche B Lender of the details of any automatic conversion to Base Rate Loans. In the case of a Borrowing, each Tranche B Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in §10, the Administrative Agent shall make all funds so received available to the Parent in like funds as received by the Administrative Agent either by (i) crediting the account of the Parent on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Parent and the Tranche B Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent and the Tranche B Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one type to the other, and all continuations of Loans as the same type, there shall not be more than five Interest Periods in effect with respect to Loans.

2.5 Payments. (a) The Parent may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Tranche B Lender of its receipt of each such notice, and of the amount of such Lender’s Tranche B Commitment Percentage of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to §3. Each such prepayment shall be applied to the Loans of the Tranche B Lenders in accordance with their respective Tranche B Commitment Percentage.

2.6 Repayment of Loans. The Parent shall repay to the Lenders on the Tranche B Commitment Termination Date the aggregate principal amount of Loans outstanding on such date.

2.7 Fees; Interest.

2.7.1 Commitment Fees. Mont Re agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) equal to .075% per annum times the actual daily amount by which the Total Tranche A Commitment exceeds the Tranche A Outstanding Amount and (b) 0.10% per annum times the actual daily amount by which the Total Tranche B Commitment exceeds the Tranche B Outstanding Amount. The Commitment Fee shall accrue at all times from the Amendment Effective Date through the Commitment Termination Date for the relevant tranche, including at any time during which one or more of the conditions in §10 is not met, and shall be due and payable quarterly in arrears on the last business day of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date, with a final payment (a) to the Tranche A Lenders on the Tranche A Commitment Termination Date and (b) to the Tranche B Lenders on the date on the Tranche B Commitment Termination Date.

2.7.2 Letter of Credit Fee. Mont Re agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a Letter of Credit Fee (the “Letter of Credit Fee”) calculated based on the face amount of each outstanding Letter of Credit at a rate equal to (a) with respect to the Tranche A Letters of Credit issued to Lloyds, thirty-two and one-half one-hundredths of one percent (.325%) per annum and (b) with respect to all other Tranche A Letters of Credit and all Tranche B Letters of Credit, twenty-seven and one-half one hundredths of one percent (.275%) per annum, in each case times the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit. Letter of Credit Fee shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last business day of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date, on the applicable Commitment Termination Date and thereafter on demand. Mont Re shall also pay to each Issuing Bank, for its own account, such Issuing Bank’s customary or scheduled costs of issuance and usual and customary costs of, amendment, negotiation or document examination with respect to the Letters of Credit and such other amount as may be set forth in the applicable Fee Letter.

2.7.3 Fees Payable Pursuant to the Fee Letter. The Borrowers agree to pay to the Administrative Agent, and the Arrangers the fees set forth in the Fee Letters.

2.7.4 Fees Under Existing Agreement. All outstanding Fees (as defined in the Existing Agreement) and other amounts due Fleet under the Existing Agreement shall be paid in full on the Amendment Effective Date.

2.7.5 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, if any.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or any Reimbursement Obligation is not paid when due, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(ii) If any amount (other than principal of any Loan or a Reimbursement Obligation) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, (A) the Borrowers shall pay interest on the principal amount of all outstanding Loans and Reimbursement Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws and (B) the Letter of Credit Fees shall accrue at the Default Rate.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding referred to in §11.1(m).

(d) Interest on Reimbursement Obligations shall be payable upon the date of repayment and upon demand.

2.7.6 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of Fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3. CERTAIN GENERAL PROVISIONS.

3.1 Payments.

3.1.1 Payments Generally. (a) All payments to be made by the Borrowers under any Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.

(b) If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if a Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to a Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then, in the case of payment with respect to a Loan, such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this §3.1.1, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in §10 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund Letter of Credit Participations are several and not joint. The failure of any Lender to make any Loan or to fund any such Letter of Credit Participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its Letter of Credit Participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan or Letter of Credit Participation in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.1.2 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the Letter of Credit Participation held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the Letter of Credit Participations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such Letter of Credit Participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in §3.1.3 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to §15.2) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Reimbursement and Pledge Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

3.1.3 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower (including payments from the Pledged Collateral) is made to the Administrative Agent, an Issuing Bank or any Lender, or the Administrative Agent, an Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any insolvency, bankruptcy or receivership proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent or such Issuing Bank, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

3.2 Taxes, etc. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon such Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, such Borrower will pay to the Administrative Agent, for the account of the Lenders or the Administrative Agent, as the case may be, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon such Borrower. Such Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder or under such other Loan Document.

3.3 Additional Costs, etc. If any introduction of, or change in or in the interpretation of any applicable law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender, any Issuing Bank or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law)), shall:

(a) subject any Lender, any Issuing Bank or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Reimbursement and Pledge Agreement, the other Loan Documents, Loans or such Lender’s Commitment (other than taxes based upon or measured by the income or profits of such Lender, such Issuing Bank or the Administrative Agent and taxes covered by § 3.2), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender, any Issuing Bank or the Administrative Agent of the fees or interest in respect of the Letters of Credit, Loans or any other amounts payable to any Lender, any Issuing Bank or the Administrative Agent under this Reimbursement and Pledge Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Reimbursement and Pledge Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, any Issuing Bank or the Administrative Agent, or

(d) impose on any Lender, any Issuing Bank or the Administrative Agent any other conditions or requirements with respect to this Reimbursement and Pledge Agreement, the other Loan Documents, any Letters of Credit, any Loans, such Lender’s Commitment, or any loans, letters of credit or commitments of which such Lender’s Commitment forms a part, and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining such Lender’s Commitment or any Loan or Letter of Credit, or

(ii) to reduce the amount of interest, Reimbursement Obligation or other amount payable to such Lender, any Issuing Bank or the Administrative Agent hereunder on account of such Lender’s Commitment or any Loan or Letter of Credit, or

(iii) to require such Lender, any Issuing Bank or the Administrative Agent to make any payment or to forego any interest or principal or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or principal or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender, any Issuing Bank or the Administrative Agent from the Borrowers hereunder, then, and in each such case, each Borrower will, upon demand made by such Lender, such Issuing Bank or the Administrative Agent (as the case may be) at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender, such Issuing Bank or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender, such Issuing Bank or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum, provided, that the Borrowers shall not be obligated to pay any additional amounts which were incurred by any of the Lenders, such Issuing Bank or the Administrative Agent more than forty-five (45) days prior to the date on which such Lender, such Issuing Bank or the Administrative Agent, as the case may be, had knowledge of such additional amounts. The Lender, such Issuing Bank or the Administrative Agent shall present a certificate setting forth a reasonable calculation of the amount of such increased costs as per §3.6 hereof.

3.4 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Parent;

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent pursuant to §3.7 or pursuant to §2.1.3;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Parent shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Parent to the Lenders under this §3.4, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.5 Capital Adequacy. If after the date hereof any Lender, Issuing Bank or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender, Issuing Bank or the Administrative Agent or any corporation controlling such Lender, Issuing Bank or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s, Issuing Bank’s or the Administrative Agent’s commitment with respect to any Loan or Reimbursement Obligations to a level below that which such Lender, Issuing Bank or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, Issuing Bank’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender, Issuing Bank or the Administrative Agent (as the case may be) to be material, then such Lender, Issuing Bank or the Administrative Agent may notify the Borrowers of such fact. Each Borrower agrees to pay such Lender, Issuing Bank or the Administrative Agent (as the case may be) for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender, Issuing Bank or the Administrative Agent (as the case may be) of a certificate in accordance with §3.6 hereof; provided, that the Borrowers shall not be obligated to pay any additional amounts which were incurred by any of the Lenders, Issuing Bank or the Administrative Agent more than forty-five (45) days prior to the date on which such Lender, Issuing Bank or the Administrative Agent, as the case may be, had knowledge of such additional amounts. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

3.6 Certificate. A certificate setting forth any additional amounts payable pursuant to §§3.3, 3.4 and 3.5 and a brief explanation of such amounts which are due, submitted by any Lender, Issuing Bank or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

3.7 Change of Location of Lending Office; Replacement of Lender. If a Borrower shall, as a result of the requirements of §§3.3, 3.4 or 3.5, be required to pay any Lender the additional costs referred to in such Sections and such Borrower, in its reasonable discretion, shall deem such additional amounts to be material, such Borrower shall have the right to (a) request in writing to such Lender which has certified additional costs to such Borrower, with copy to the Administrative Agent, that such Lender change the location of its lending office in order to mitigate such additional costs and (b) if (i) such Lender does not change the location of its lending office within sixty (60) days of receipt of such request, or (ii) such Borrower determines, in its reasonable discretion, after such change in the location of such lending office that any remaining additional costs are still material, substitute another Lender who is an Eligible Assignee for such Lender which has certified the additional costs to such Borrower. Any such substitution shall take place in accordance with §13.2 and shall otherwise be on terms and conditions reasonably satisfactory to the Administrative Agent, and until such time as such substitution shall be consummated, such Borrower shall continue to pay such additional costs. Upon any such substitution, such Borrower shall pay or cause to be paid to the Lender that is being replaced all amounts properly demanded and unreimbursed and such Lender will be released from liability hereunder.

4. COLLATERAL SECURITY.

4.1 Security of Mont Re. The Obligations shall be secured by a perfected first priority security interest (subject only to (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (ii) the Custodial Lien and Set-Off Rights) in the following: (a) the Securities Account and all property held therein or any replacement or successor account and/or any and all substitutions, additions and accessions thereto, which shall include, but not be limited to, cash, investment property, securities, security entitlements, securities accounts and any and all financial assets credited to and held in the Securities Account or any replacement or successor account, including, without limitation, the property described on Schedule 4.1 attached hereto and made a part hereof, as such property may be released or substituted pursuant to the terms hereof; (b) the Deposit Account and all of the property from time to time held therein, and (c) to the extent not already included in clauses (a) or (b) above, dividends, distributions, income, interest and all proceeds of the foregoing, including, without limitation, the roll-over or reinvested proceeds of the foregoing, whether now existing or hereafter arising (collectively, the “Pledged Collateral”). Any delivery or transfer of any of the Pledged Collateral to the Custodian and credited to the Securities Account or the Deposit Account shall be deemed a delivery or transfer to the Administrative Agent.

4.2 Deposit Account. Mont Re or any other person on behalf of Mont Re, including the Custodian, may from time to time deposit cash sums denominated in Dollars into the Deposit Account. Interest earned on the amounts held or credited to the Deposit Account shall remain in the Deposit Account. Mont Re may from time to time request, and the Administrative Agent agrees to, effect transfers of cash from the Deposit Account to the Securities Account for the sole purpose of allowing Mont Re to purchase Qualified Securities to be held in or credited to the Securities Account; provided that (a) any such transfer request shall involve a minimum amount of $500,000 or integral multiples of $100,000 in excess thereof, (b) after giving effect to such transfer request, Mont Re remains in compliance with the covenant contained in §6.8 and (c) no Event of Default has occurred and is continuing hereunder.

4.3 Security Interest. For and in consideration of the sum of ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for and in consideration of the Issuing Banks’ agreement to issue the Letters of Credit and the Lenders’ agreement to purchase Letter of Credit Participations therein, and the Tranche B Lenders agreement to make Loans to the Parent, Mont Re hereby pledges, hypothecates, and impresses the Pledged Collateral with a lien in favor of the Administrative Agent, on behalf of the Issuing Banks and the Lenders, and grants to the Administrative Agent a security interest in the Pledged Collateral, in each case to secure the punctual payment and performance of all the Obligations. Mont Re covenants and agrees that (i) with respect to the Pledged Collateral consisting of the Securities Account, the property held therein and any and all proceeds thereof, the Administrative Agent has control and, from and after the issuance of a Notice of Exclusive Control, which notice shall not be given unless an Event of Default has occurred and is continuing hereunder, the Administrative Agent shall have sole and exclusive control over such Pledged Collateral and that it shall take all such steps as may be necessary to cause the Administrative Agent to have sole and exclusive control over such Pledged Collateral; (ii) with respect to the Pledged Collateral consisting of the Deposit Account, the property held therein and any and all proceeds thereof, except as expressly permitted in §4.2 above, the Administrative Agent has sole and exclusive control over such Pledged Collateral and Mont Re shall take all such steps as may be necessary to cause the Administrative Agent to have sole and exclusive control over such Pledged Collateral and Mont Re shall have no rights to withdraw or direct the transfer of any or all credit balances at any time in the Deposit Account for so long as any Obligations remain outstanding under or in respect of the Loan Documents; (iii) it shall not sell, transfer, assign, or otherwise dispose of any of the Pledged Collateral without the prior written consent of the Administrative Agent except in connection with substitutions, roll-overs or reinvestments of Pledged Collateral permitted pursuant to §4.7(b) and provided that, after giving effect to such substitutions, Mont Re is in compliance with the covenant contained in §6.8; (iv) it shall do or cause to be done all things necessary to preserve and keep in full force and effect the perfected first priority security interest in the Pledged Collateral granted to the Administrative Agent hereunder (subject to laws affecting creditor’s rights, generally); (v) it shall not create or permit the existence of liens or security interests in the Pledged Collateral in favor of third parties other than (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (ii) the Custodial Lien and Set-Off Rights; (vi) it shall not take any action or omit to take any action that would result in the termination of the Control Agreement without the prior consent of the Administrative Agent and it shall otherwise comply in all respects with the provisions of the Control Agreement; and (vii) with respect to the Deposit Account and the Securities Account, it shall not give instructions or entitlement orders to the Custodian that would require the Custodian to advance any margin or other credit to or for the benefit of Mont Re.

4.4 Additional Obligations. Mont Re agrees that: (1) any distribution in kind received by Mont Re from any party for or on account of the Pledged Collateral, including distributions of stock as a dividend or split of any of the Pledged Collateral, shall be promptly delivered to the Administrative Agent, for the account of the Lenders, in the form received with any required endorsement; (2) additional collateral in form and kind satisfactory to the Administrative Agent will be deposited by Mont Re with the Administrative Agent, for the account of the Lenders, in accordance with §6.8; and (3) any note or other instrument executed and delivered to Mont Re by any party to evidence any obligation of such party with respect to the Pledged Collateral shall be promptly delivered with any required endorsement to the Administrative Agent. All such items shall be held by the Administrative Agent in accordance with the terms of this Reimbursement and Pledge Agreement.

4.5 Certain Rights and Duties of Administrative Agent and Lenders. Mont Re acknowledges that the Administrative Agent and the Lenders have no duty of any type with respect to the Pledged Collateral except for the use of due care in safekeeping any of the Pledged Collateral actually in the physical custody of the Administrative Agent or the Lenders; prior to the occurrence of any Event of Default the Administrative Agent’s and the Lenders’ rights with respect to the Pledged Collateral shall be limited to the Administrative Agent’s and the Lenders’ rights as secured party and pledgee and the right to perfect their security interest, preserve, enforce and protect the lien granted hereunder and their interest in the Pledged Collateral. Prior to the occurrence and continuance of any Event of Default, Mont Re shall be entitled to vote any Pledged Collateral constituting securities or capital stock and to give consents, waivers and ratifications in respect thereof; provided, however, that no vote shall be cast or consent, waiver or ratification given by Mont Re if the effect thereof would impair any of the Pledged Collateral or be inconsistent with or result in any violation of any of the provisions of this Reimbursement and Pledge Agreement. All such rights of Mont Re to vote and give consents, waivers and ratifications with respect to the Pledged Collateral shall cease upon the occurrence and continuance of an Event of Default.

4.6 Power of Attorney, Etc. Mont Re hereby irrevocably constitutes and appoints the Administrative Agent the true and lawful attorney-in-fact for and on behalf of Mont Re with full power of substitution and revocation in its own name or in the name of Mont Re to make, execute, deliver and record, as the case may be, any and all financing statements, continuation statements, notices of exclusive control, assignments, proofs of claim, powers of attorney, leases, discharges or other instruments or agreements which the Administrative Agent in its sole discretion may deem necessary or advisable to perfect, preserve, or protect (and, after the occurrence and during the continuance of an Event of Default, to enforce) the lien granted hereunder and the Administrative Agent’s, the Issuing Banks’ and the Lenders’ interest in the Pledged Collateral and to carry out the purposes of this Reimbursement and Pledge Agreement, including but without limiting the generality of the foregoing, any and all proofs of claim in bankruptcy or other insolvency proceedings of Mont Re, with the right, upon the occurrence and during the continuance of an Event of Default, to collect and apply to the Obligations all distributions and dividends made on account of the Pledged Collateral. The rights and powers conferred on the Administrative Agent by Mont Re are expressly declared to be coupled with an interest and shall be irrevocable until all the Obligations are paid and performed in full. A carbon, photographic, or other reproduction of a security agreement (including this Reimbursement and Pledge Agreement) or a financing statement is sufficient as a financing statement to the extent permitted by applicable law.

4.7 Release of Collateral. The Administrative Agent shall grant a release of its lien on the Pledged Collateral:

(a) In the event that the Collateral Coverage Amount exceeds the Total Outstandings (such excess being referred to herein as the “Release Amount”) then, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall, at the request and expense of Mont Re, release such portions of the Pledged Collateral designated by Mont Re with a fair market value equal to the Release Amount (or such smaller amount as may be requested by Mont Re); provided, that in no event shall the Administrative Agent be required to release any Pledged Collateral after the occurrence and during the continuance of an Event of

Default or in an aggregate amount that is less than five hundred thousand dollars ($500,000). In connection with any such partial release of the Pledged Collateral, the Administrative Agent shall give such consents as may be necessary to permit the Custodian to allow Mont Re to withdraw the Release Amount from the Securities Account and/or the Deposit Account, as the case may be. Mont Re agrees to reimburse the Administrative Agent on demand for any and all out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any such partial release of the Pledged Collateral, including, without limitation, reasonable attorney’s fees.

(b) So long as the Collateral Coverage Amount exceeds the Total Outstandings, and so long as no Event of Default has occurred and is continuing, Mont Re may make substitutions of equal or greater value for the Pledged Collateral; provided that such Pledged Collateral shall at all times consist of cash and Qualified Securities and in connection therewith the Administrative Agent shall, at the expense of Mont Re, release the Pledged Collateral for which Mont Re is making a substitution. In the event that any amounts are paid or due to be paid in respect of the Pledged Collateral (whether at scheduled maturity or otherwise), Mont Re may give instructions to roll-over or reinvest such amounts in Qualified Securities, all of which shall remain Pledged Collateral hereunder.

(c) In the event that (i) any and all Letters of Credit are fully drawn or expire or are returned to the Administrative Agent for cancellation, (ii) all Reimbursement Obligations with respect to any drawings of Letters of Credit have been fully satisfied pursuant to the provisions of this Reimbursement and Pledge Agreement and the other Loan Documents, (iii) there are no outstanding Loans, (iv) no other Obligations, whether contingent or otherwise, are then outstanding and (v) the Total Commitments have been terminated, the Administrative Agent agrees that it shall, after request by Mont Re and at Mont Re’s sole cost and expense, release the Pledged Collateral from the security interest and lien created by this Reimbursement and Pledge Agreement and shall execute, or cause to be executed, such instruments of release and discharge as may be reasonably requested by Mont Re.

5. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to the Lenders, the Issuing Banks and the Administrative Agent as follows:

5.1 Corporate Authority.

5.1.1 Incorporation; Good Standing. Each of the Borrowers (a) is a company duly organized, validly existing and in good standing under the laws of Bermuda, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

5.1.2 Authorization. The execution, delivery and performance of this Reimbursement and Pledge Agreement and the other Loan Documents to which each Borrower is, or is to become, a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Borrower, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which each Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to each Borrower and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, each Borrower.

5.1.3 Enforceability. The execution and delivery of this Reimbursement and Pledge Agreement and the other Loan Documents to which such Borrower is or is to become a party will result in valid and legally binding obligations of such Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or by the application of equitable principles relating to enforceability (regardless of whether considered in a proceeding in equity or at law) including, without limitation, (i) the possible unavailability of specific performance injunctive relief or any equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealings; provided that such Borrower assumes for the purposes of this §5.1.3 that this Reimbursement and Pledge Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than such Borrower.

5.2 Governmental Approvals. The execution, delivery and performance by the Borrowers of this Reimbursement and Pledge Agreement and the other Loan Documents to which the Borrowers are or are to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

5.3 Financial Statements.

5.3.1 Fiscal Year. The Parent and each of its Subsidiaries has a fiscal (or financial) year which is the twelve months ending on December 31 of each calendar year.

5.3.2 Financial Statements. There are no Contingent Liabilities of the Borrowers as of such date involving material amounts, known to the officers of the Borrowers, which were not disclosed in such balance sheet and the notes related thereto. There has been furnished to each of the Lenders a consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Parent and its Subsidiaries for the fiscal year then ended, certified by a Responsible Officer. Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present the financial condition of the Parent as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no Contingent Liabilities of the Parent or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Parent, which were not disclosed in such balance sheet and the notes related thereto. In the event that GAAP requires that the financial statements be presented on a combined basis, the Borrowers shall have furnished a combined balance sheet and a combined statement of income for the Parent and its Subsidiaries.

5.4 No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect.

5.5 Franchises, Patents, Copyrights, etc. The Borrowers possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

5.6 Litigation. Except as set forth in Schedule 5.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Parent or any of its Subsidiaries before any Governmental Authority, (a) that, if adversely determined, might, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Parent and its Subsidiaries to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Parent and its Subsidiaries or, in the event that GAAP requires the financial statements to be presented on a combined basis, the combined balance sheet or (b) which question the validity of this Reimbursement and Pledge Agreement.

5.7 No Materially Adverse Contracts, etc. Neither of the Borrowers nor any of their Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or, to the knowledge of the Responsible Officers, is expected in the future to have a Material Adverse Effect. Neither of the Borrowers nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Responsible Officers, to have any Material Adverse Effect.

5.8 Compliance with Other Instruments, Laws, etc. Neither of the Borrowers nor any of their Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

5.9 Tax Status. The Parent and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except those which the failure to file would not have a Material Adverse Effect, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or those which the failure to pay would not have a Material Adverse Effect and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the Responsible Officers of the Borrowers know of any basis for any such claim.

5.10 No Event of Default. No Default or Event of Default has occurred and is continuing.

5.11 Investment Company Acts. Neither the Parent nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither Borrower is engaged in the “investment business” as defined in The Investment Business Act 2003 of Bermuda.

5.12 Absence of Financing Statements, etc. Except as set forth on Schedule 5.12, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on any of the Pledged Collateral.

5.13 Perfection of Security Interest. All filings (other than filings to reflect the replacement of Fleet as Administrative Agent by Bank of America), assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Pledged Collateral. The Administrative Agent and the Lenders acknowledge and agree that the Pledged Collateral is subject to liens and set-off rights in favor of the Custodian pursuant to Article V, Section 10 of the Control Agreement (the “Custodial Lien and Set-off Rights”). The Pledged Collateral and the Administrative Agent’s rights with respect to the Pledged Collateral are not subject to any set-off, claims, withholdings or other defenses other than the Custodial Lien and Set-off Rights. Mont Re is the owner of the Pledged Collateral free from any lien, encumbrance or security interest, other than (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000, (ii) the Custodial Lien and Set-Off Rights and (iii) those granted hereby.

5.14 Use of Proceeds.

5.14.1 General. Mont Re will obtain Letters of Credit to be issued in the ordinary course of Mont Re’s business. The Parent will use proceeds from Loans for general corporate purposes.

5.14.2 Regulations U and X. No portion of any Letter of Credit is to be obtained and no portion of the proceeds of any Loan shall be used, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.14.3 Ineligible Securities. No portion of any Letter of Credit is to be obtained and no portion of the proceeds of any Loan shall be used, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

5.15 Subsidiaries, etc. Montpelier Marketing Services (UK) Limited and Montpelier Holdings (Barbados) SRL are the only Subsidiaries of Mont Re. Mont Re is the only direct Subsidiary of the Parent. Except as set forth on Schedule 5.15 hereto, neither the Parent nor any Subsidiary of the Parent is engaged in any joint venture or partnership with any other Person. The jurisdiction of the registered office of each Subsidiary of Mont Re is listed on Schedule 5.15 hereto.

5.16 Disclosure. None of this Reimbursement and Pledge Agreement or any of the other Loan Documents to which a Borrower is a party contains any untrue statement of a material fact or omits to state a material fact known to the Borrowers necessary in order to make the statements herein or therein, taken as a whole not misleading as of the date hereof or thereof. There is no fact known to the Borrowers or any of their Subsidiaries as of the date hereof which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

5.17 Foreign Assets Control Regulations, Etc. None of the requesting or issuance, extension or renewal of any Letters of Credit or Loans or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrowers nor any of their Subsidiaries (x) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (y) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

6. AFFIRMATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, until both the Tranche A Commitment Termination Date and the Tranche B Commitment Termination Date have occurred and all Obligations have been paid in full:

6.1 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the interest on all Loans and Reimbursement Obligations, Fees and all other amounts provided for in this Reimbursement and Pledge Agreement and the other Loan Documents to which the Borrowers or any of their Subsidiaries are a party, all in accordance with the terms of this Reimbursement and Pledge Agreement and such other Loan Documents.

6.2 Maintenance of Office. The Borrowers will maintain their registered office at 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, or at such other place as the Borrowers shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrowers in respect of the Loan Documents to which the Borrowers are a party may be given or made.

6.3 Records and Accounts. Each Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Parent and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Parent and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.

6.4 Financial Statements, Certificates and Information. The Borrowers will deliver to each of the Lenders:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Parent, (i) the consolidated balance sheet of the Parent and its Subsidiaries and the consolidating balance sheet of the Parent and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and, in the case of the consolidated balance sheet and related consolidated statement of income and consolidated statement of cash flow, certified, without qualification and without an expression of uncertainty as to the ability of the Parent, Mont Re or any of their Subsidiaries to continue as going concerns, by PricewaterhouseCoopers or any other independent certified public accountant engaged pursuant to §6.3(c) and (ii); the consolidated balance sheet of the Mont Re and its Subsidiaries and the consolidating balance sheet of the Mont Re and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and, in the case of the consolidated balance sheet and related consolidated statement of income and consolidated statement of cash flow, certified, without qualification;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Parent, (i) copies of the unaudited consolidated balance sheet of the Parent and its Subsidiaries and the unaudited consolidating balance sheet of the Parent and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Parent’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Parent that the information contained in such financial statements fairly presents the financial position of the Parent and its Subsidiaries on the date thereof (subject to year-end adjustments); and (ii) copies of the unaudited consolidated balance sheet of the Mont Re and its Subsidiaries and the unaudited consolidating balance sheet of the Mont Re and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Mont Re’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Mont Re that the information contained in such financial statements fairly presents the financial position of the Mont Re and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) Within thirty (30) days of receipt of any audit committee report prepared by the Borrowers’ accountants, if there are any reportable events resulting in any discussion in the sections of such report entitled “Errors or Irregularities”, “Illegal Acts” and “Misstatements Due to Fraud”, the Borrowers will provide copies of such sections to the Administrative Agent;

(d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Parent in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §8 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(e) no later than the tenth (10th) Business Day of each month, or, following the occurrence and during the continuance of an Event of Default, at such other times as the Administrative Agent may request, a certificate (the “Pledged Collateral Certificate”) substantially in the form of Exhibit E attached hereto, signed by an officer of Mont Re, certifying compliance with the collateral coverage requirement set forth in §6.8 and demonstrating, in detail satisfactory to the Administrative Agent, the fair market value (as valued by Bloomberg or, if Bloomberg is not available, another quotation service reasonably acceptable to the Administrative Agent) of the Qualified Securities and the amount of cash on deposit in the Deposit Account as of the last Business Day of the immediately preceding month;

(f) five days after the date filed with the relevant Governmental Authority for each of its Fiscal Years, but in any event within 125 days after the end of each Fiscal Year of Mont Re and each other Insurance Subsidiary, a copy of the annual financial statements required to be filed with the Minister of Finance of Bermuda or such other appropriate Governmental Authority of the jurisdiction of domicile of any Insurance Subsidiary;

(g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrowers;

(h) from time to time such other financial data and information as the Administrative Agent or any Lender may reasonably request;

In the event that GAAP requires the financial statements required under clauses (a) and (b) above to be presented on a combined basis, the Borrowers shall deliver such combined and combining statements in lieu of the required consolidated and consolidating financial statements.

6.5 Notices.

6.5.1 Defaults. As soon as practicable after Responsible Officer of a Borrower knows of the existence of any Default or Event of Default, such Borrower will notify the Administrative Agent, in writing, of the occurrence of such Default or Event of Default, together with a reasonably detailed description thereof, and the actions such Borrower proposes to take with respect thereto.

6.5.2 Notification of Claim against Pledged Collateral. Mont Re will, immediately upon becoming aware thereof, notify the Administrative Agent, in writing, of any set-off, claims, withholdings or other defenses to which any of the Pledged Collateral, or the Administrative Agent’s rights with respect to the Pledged Collateral, are subject other than with respect to the Custodial Lien and Set-off Rights, provided, that Mont Re will notify the Administrative Agent hereunder of any set-off exercised by the Custodian pursuant to the Custodial Lien and Set-off Rights.

6.5.3 Notice of Litigation and Judgments. The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within thirty (30) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting a Borrower or any of its Subsidiaries or to which a Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against a Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on such Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. Each Borrower will give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any final judgment not covered by insurance, against such Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

6.6 Legal Existence; Maintenance of Properties. Each Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §6.6 shall prevent such Borrower from discontinuing the operation of any Subsidiary (other than Mont Re) or the operation and maintenance of any of its properties or any of those of its Subsidiaries (other than Mont Re) if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

6.7 Taxes. The Parent will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, other than where failure to pay such taxes would not result in a Material Adverse Effect; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Parent or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further that the Parent and each Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached to the Pledged Collateral as security therefor.

6.8 Collateral Coverage. Mont Re hereby covenants and agrees that the Collateral Coverage Amount (as hereinafter defined) must at all times be equal to or greater than the Total Outstandings. As used herein, the “Collateral Coverage Amount” means the sum of (a) the fair market value (as calculated by the Administrative Agent in its reasonable discretion) of the Pledged Collateral consisting of cash multiplied by 1.0 plus (b) the fair market value (as calculated by the Administrative Agent by reference to Bloomberg or, if Bloomberg is not available, another quotation service reasonably acceptable to the Administrative Agent) of the Pledged Collateral consisting of Freely Transferable debt obligations issued by the U.S. Treasury Department or backed by the full faith and credit of the United States of America (the “Treasury Collateral”) multiplied by .90 plus (c) the fair market value (as calculated by the Administrative Agent by reference to Bloomberg or, if Bloomberg is not available, another quotation service reasonably acceptable to the Administrative Agent) of the Pledged Collateral consisting of Freely Transferable debt obligations issued by Federal Agencies other than the U.S. Treasury Department (the “Federal Agency Collateral”) multiplied by .80. The Federal Agency Collateral together with the Treasury Collateral, shall be referred to collectively as the “Qualified Securities”. If either (i) Mont Re’s A.M. Best Rating falls below the rating of “A”-, or (ii) there is a default in the performance of the covenant in §8.1 and a Cure Contribution has not been made, (x) the multiplier “1.0” contained in clause (a) above shall be decreased to “.90”, (y) the multiplier “.90” contained in clause (b) above shall be decreased to “.80” and (z) the multiplier “.80” contained in clause (c) above shall be decreased to .70. If at any time the Collateral Coverage Amount is less than the Total Outstandings, then Mont Re shall promptly provide to the Administrative Agent and pledge hereunder such additional cash or Qualified Securities as may be necessary to satisfy the foregoing Collateral Coverage Amount. Failure to do so within two (2) Business Days shall constitute an immediate and automatic Event of Default under the terms and conditions of this Reimbursement and Pledge Agreement. Notwithstanding the monthly reporting obligations set forth in §6.4(e), the covenant contained herein shall be tested at all times.

6.9 Inspection of Properties and Books, etc.

6.9.1 General. The Borrowers shall permit the Administrative Agent, upon reasonable prior notice and at reasonable times to visit and inspect any of the properties of each Borrower or any of its Subsidiaries, to examine the books of account of each Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of each Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers. Following the occurrence and during the continuance of an Event of Default, any of the Lenders and any of the Administrative Agent’s or any of the Lenders’ employees, agents, consultants or attorneys, may accompany the Administrative Agent on such visits, inspections or discussions.

6.9.2 Communications with Accountants. The Borrowers authorize the Administrative Agent to communicate directly with the Borrowers’ independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of each Borrower or any of its Subsidiaries. Following the occurrence and during the continuance of an Event of Default, any of the Lenders and any of the Administrative Agent’s or any of the Lenders’ employees, agents, consultants or attorneys, may participate in such communications. At the request of the Administrative Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §6.9.2.

6.10 Compliance with Laws, Contracts, Licenses, and Permits. Each Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all environmental laws, except where failure to do so would not have a Material Adverse Effect, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound, except where failure to do so would not have a Material Adverse Effect, and (d) all applicable decrees, orders, and judgments, except where failure to do so would not have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any competent government shall become necessary or required in order that a Borrower fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower is a party, such Borrower will immediately take or cause to be taken all reasonable steps within the power of such Borrower to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

6.11 Use of Proceeds. Mont Re will obtain Letters of Credit solely for the purposes set forth in §5.14.1. The Parent will only use the proceeds of Loans for general corporate purposes.

6.12 Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Reimbursement and Pledge Agreement and the other Loan Documents.

7. CERTAIN NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the Tranche A Commitment Termination Date and the Tranche B Commitment Termination Date have occurred and all Obligations have been paid in full:

7.1 Business Activities. The Borrowers will not engage directly or indirectly (whether through Subsidiaries or otherwise), as its primary business, in any type of business other than the businesses conducted by them on the Amendment Effective Date and in related businesses.

7.2 Fiscal Year. The Borrowers will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal or financial year from that set forth in §5.3.1.

7.3 Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business provided that transactions between the Parent and any wholly-owned Subsidiary of the Parent or between any wholly-owned Subsidiaries of the Parent shall be excluded from the restrictions set forth in this §7.3.

7.4 Disposition of Assets. Neither Borrower shall, nor permit any of its Insurance Subsidiaries to, sell, transfer, convey or lease all or substantially all of its assets or sell or assign with or without recourse any receivables, other than any sale, transfer, conveyance or lease in the ordinary course of business, except for (x) any sale, transfer, lease or disposition of an asset by a Subsidiary of a Borrower to a Subsidiary of a Borrower and (y) any such sale, transfer, conveyance, lease or assignment by any wholly owned Subsidiary of the Parent (other than Mont Re) to Mont Re or any other wholly owned Subsidiary of the Parent, provided in each case no Default or Event of Default has occurred and is continuing or would result therefrom.

7.5 Mergers, Consolidations and Sales. Neither Borrower shall, nor permit any other Material Party to, merge or consolidate except for (i) any wholly-owned Subsidiary of a Borrower may merge with any other wholly-owned Subsidiary of such Borrower and (ii) Mont Re may merge with any other wholly-owned Subsidiary of the Parent provided Mont Re is the surviving corporation, provided in each case no Default or Event of Default has occurred and is continuing or would result therefrom.

7.6 Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, assume, incur, guarantee or otherwise to permit any Debt secured by any Lien upon any shares of Capital Stock of any Material Party (whether such shares of Capital Stock are now owned or hereafter acquired) without effectively providing concurrently that the Obligations (and, if the Borrowers so elect, any other Debt of the Borrowers that is not subordinate to the Obligations and with respect to which the governing instruments require, or pursuant to which a Borrower is otherwise obligated, to provide such security) shall be secured equally and ratably with such Debt for at least the time period such other Debt is so secured.

8. FINANCIAL COVENANTS.

The Borrowers covenant and agree that, until the occurrence of the Tranche A Commitment Termination Date and the Tranche B Commitment Termination Date and until all Obligations are paid in full, it shall:

8.1 Leverage Ratio. The Parent will not permit the Leverage Ratio to be more than thirty percent (30%).

8.2 A.M. Best Rating. Mont Re will not permit its A.M. Best Rating to fall below the rating of “A-”; provided, however, that in the event the A.M. Best Rating is below “A-” but is at least “B++”, no Event of Default or Default shall result from such downgrade unless such rating remains below “A-” on the date which is 60 days from the date of such downgrade.

9. CONDITIONS TO AMENDMENT EFFECTIVE DATE.

This Reimbursement and Pledge Agreement shall be and become effective on the date that the following conditions precedent have been satisfied:

9.1 Reimbursement and Pledge Agreement. The Reimbursement and Pledge Agreement shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent and the Administrative Agent shall have received a fully executed copy of each such document.

9.2 Certified Copies of Governing Documents. The Administrative Agent shall have received from each Borrower a copy, certified by a duly authorized officer of such Borrower to be true and complete on the Amendment Effective Date, of each of its Governing Documents (other than shareholder agreements, voting trusts and similar arrangements applicable to any of the Parent’s Capital Stock) as in effect on such date of certification.

9.3 Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each Borrower of this Reimbursement and Pledge Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

9.4 Incumbency Certificate. The Administrative Agent shall have received from each Borrower an incumbency certificate, dated as of the Amendment Effective Date, signed by a duly authorized officer of such Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Borrower, each of the Loan Documents to which such Borrower is or is to become a party; (b) to apply for Letters of Credit or Loans, as the case may be; and (c) to give notices and to take other action on its behalf under the Loan Documents.

9.5 Validity of Liens. This Reimbursement and Pledge Agreement and the Control Agreement shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first security interest in and lien upon the Pledged Collateral (subject to (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (ii) the Custodial Lien and Set-Off Rights). All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

9.6 Lien Searches. The Administrative Agent shall have received the results of collateral searches with respect to the Pledged Collateral, indicating no liens, encumbrances or security interest other those granted hereby and otherwise in form and substance satisfactory to the Administrative Agent, it being understood that current liens in favor of Fleet National Bank under the Existing Agreement, will be evidenced on such collateral searches.

9.7 Control Agreement. The Administrative Agent shall have executed, and shall have received a fully-executed copy of, the Control Agreement, in form and substance satisfactory to the Administrative Agent.

9.8 Pledged Collateral Certificate. The Administrative Agent shall have received from Mont Re a Pledged Collateral Certificate dated as of the Amendment Effective Date.

9.9 Opinion of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, from New York and Bermuda counsel to the Borrowers.

9.10 Payment of Fees and Expenses. The Borrowers shall have paid to the Lenders, the Administrative Agent, or the Arrangers as appropriate, all amounts due and owing under the Existing Agreement, and all fees required to be paid pursuant to the Fee Letters and any and all other fees and expenses incurred by the Administrative Agent in connection with this Reimbursement and Pledge Agreement and the other Loan Documents, including, without limitation, legal fees and expenses.

9.11 No Material Adverse Change. There shall not occur a material adverse change since December 31, 2003 in the business, properties, condition (financial or otherwise), assets, operations, income or prospects of the Parent and its Subsidiaries taken as a whole, Mont Re individually or Mont Re and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

9.12 Representations True; No Event of Default. The representations and warranties set forth in §5 shall be true and correct as of the Amendment Effective Date and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate of the Borrowers signed by a Responsible Officer of the Borrowers to that effect.

10. CONDITION TO ALL CREDIT EXTENSIONS.

The obligation of each Lender and of each Issuing Bank to make a Credit Extension, in each case whether on or after the Amendment Effective Date, shall also be subject to the satisfaction of the following conditions precedent:

10.1 Representations True; No Event of Default. Each of the representations and warranties of the Borrowers contained in this Reimbursement and Pledge Agreement (other than §5.4), the other Loan Documents to which a Borrower is a party or in any document or instrument delivered by the Borrowers pursuant to or in connection with this Reimbursement and Pledge Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Reimbursement and Pledge Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate do not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate of the Borrowers signed by a Responsible Officer of the Borrowers to such effect.

10.2 No Legal Impediment. No change shall have occurred in any applicable law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Issuing Bank would make it illegal for the Issuing Bank to issue, extend or renew such Letter of Credit.

10.3 Documents. All documents in connection with the transactions contemplated by this Reimbursement and Pledge Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

10.4 Pledged Collateral Certificate. The Administrative Agent shall have received the most recent Pledged Collateral Certificate required to be delivered to the Administrative Agent in accordance with §6.4(e) and, if requested by the Administrative Agent, a Pledged Collateral Certificate dated within three (3) days of the issuance, extension or renewal of such Letter of Credit.

10.5 Collateral Coverage Amount. The Total Outstandings shall not exceed the Collateral Coverage Amount.

11. EVENTS OF DEFAULT; ACCELERATION; ETC.

11.1 Events of Default and Acceleration. Upon the occurrence and continuance of any of the following events of default (each an “Event of Default”):

(a) default in the payment of any of the Obligations consisting of Reimbursement Obligations or the principal amount of the Loans;

(b) default in the payment of any Obligations (other than those specified in clause (a) above) under any of the Loan Documents, including, without limitation, default in the payment of Fees and interest, which shall continue for more than three (3) Business Days;

(c) default in the performance of any of the agreements or covenants of the Borrowers set forth in §§6.5, 6.6, 6.8, 6.11, 7.1, 7.4, 7.5 or §8.2 after the date upon which any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(d) default in the performance of any of the agreements or covenants of Mont Re set forth in §6.4(e) and continuance of such default for a period of 10 days after the date upon which any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(e) default in the performance of any of the agreements or covenants of the Borrowers set forth in §8.1 and continuance of such default for a period of 30 days unless a Cure Contribution is made during such 30 days;

(f) the A.M. Best Rating of Mont Re shall be lower than B++;

(g) default in the performance of any of the agreements or covenants of the Borrowers under this Reimbursement and Pledge Agreement or any other Loan Document (other than those specified in §§11.1(a), (b), (c), (d), (e) or (f) above) and continuance of such default for a period of 30 days after the date upon which (x) any Responsible Officer had actual knowledge of such default or (y) any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(h) the Control Agreement is terminated by any party thereto and Mont Re, the Administrative Agent and another securities intermediary satisfactory to the Administrative Agent have not, as of the date that is three (3) Business Days prior to the effective date of such termination, entered into a control agreement in form and substance reasonably satisfactory to the Administrative Agent, such that the Administrative Agent’s first priority lien and security interest in the Pledged Collateral is preserved unimpaired;

(i) the Administrative Agent’s security interest in the Pledged Collateral shall cease to be a first priority perfected security interest, otherwise than in accordance with the terms hereof or in connection with (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 or (ii) in connection with the Custodial Lien and Set-Off Rights; or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind this Reimbursement and Pledge Agreement or any other Loan Document shall be commenced by or on behalf of a Borrower or any of its shareholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, this Reimbursement and Pledge Agreement or any one or more of the other Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(j) a Borrower shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(k) a Material Party admits in writing that it is generally unable to pay debts as they mature or become due;

(l) a Material Party makes a general assignment for the benefit of creditors;

(m) any of the Pledged Collateral is subject to any lien or encumbrance or any claim or demand, other than (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (ii) the Custodial Lien and Set-Off Rights, that if unpaid might by law or upon bankruptcy, insolvency or otherwise, be given any priority whatsoever over Mont Re’s general creditors with respect to the Pledged Collateral or is transferred for the purposes of the payment of indebtedness not arising hereunder or is taken by attachment, execution or any other form of legal process and/or the commencement of a proceeding by or against a Material Party under the federal Bankruptcy Code or the equivalent under Bermuda law, or any other federal, state or Bermuda laws seeking to adjudicate a Material Party as bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of a Material Party or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, debtor in possession, examiner or other similar official for a Material Party, the Pledged Collateral or any substantial part of a Material Party’s property, with or without consent of such Material Party, for any purpose whatsoever and, in the case of any such proceeding instituted against a Material Party (but not instituted by it), either such proceeding shall remain unstayed and undismissed for a period of sixty (60) days; or any of the following actions sought in such proceeding shall occur: the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, a Material Party, the Pledged Collateral or for any substantial part of its property;

(n) the assertion of any levy, seizure or attachment on the Pledged Collateral, other than with respect to the Custodial Lien and Set-Off Rights, or the taking of any action by a regulatory authority to obtain control of a Borrower, a substantial part of its assets (which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof), or any part of the Pledged Collateral, other than with respect to the Custodial Lien and Set-Off Rights;

(o) a Change in Control shall occur;

(p) there shall occur any (i) default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of a Material Party if the aggregate amount of Debt of a Borrower and/or any other Material Parties which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $25,000,000 or more, (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, a Material Party if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $25,000,000 or more in the aggregate or to permit the holder or holders of such indebtedness of $25,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity, (iii) a final judgment or judgments which exceed an aggregate of $25,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and is not denying coverage in writing) shall be rendered against a Material Party and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s);

If any Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit or make Loans. No termination of the credit hereunder shall relieve the Borrowers or any of their Subsidiaries of any of the Obligations. Notwithstanding anything to the contrary contained herein, no notice given or declaration by the Administrative Agent pursuant to this §11 shall affect (i) the obligation of the Lenders or the Administrative Agent to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each Letter of Credit.

If any Event of Default shall occur and be continuing, the Administrative Agent may or at the request of the Required Lenders, shall, with or without prior notice to the Borrowers, and without demand for additional collateral, (a) transfer, or cause the Custodian to transfer any or all of the Pledged Collateral and/or the Securities Account and/or the Deposit Account into the name of the Administrative Agent or its nominee (including, without limitation, having the Pledged Collateral debited from the Securities Account and/or the Deposit Account and credited to an account designated by the Administrative Agent) and vote any Pledged Collateral constituting securities or closely held Capital Stock; (b) require Mont Re to provide additional Collateral if the Collateral Coverage Amount is not equal to or greater than the Total Outstandings at any time, (c) sell at public or private sale any or all of the Pledged Collateral; (d) apply to, or set off against, the Obligations of the Borrowers all or any portion of the Pledged Collateral, securities or other property of the Borrowers in the possession of the Administrative Agent; (e) convert any of the Pledged Collateral or any proceeds thereof into Alternative Currencies, with any such conversion costs being considered a collection expense and added to the Obligations; and (f) at its discretion in its own name or in the name of Mont Re take any action for the collection of the Pledged Collateral, including the filing of a proof of claim in insolvency proceedings, and may receive the proceeds thereof and execute releases therefor. After deducting its expenses, including reasonable out-of-pocket attorney’s fees, incurred in the sale or collection of the Pledged Collateral, the Administrative Agent shall apply the proceeds to the Obligations and shall account to Mont Re for any surplus. The Borrowers agree that the Administrative Agent has no obligation to sell or otherwise liquidate the Pledged Collateral in any particular order or to apply the proceeds thereof to any particular portion of the Obligations. The Borrowers further agree that after the occurrence and during the continuance of an Event of Default, to the extent that any voting rights exist, the Administrative Agent shall have no obligation to vote any Pledged Collateral constituting securities or closely held Capital Stock but shall have the right to do so in its sole discretion.

In connection with any secured party’s sale, the Administrative Agent is authorized, if it deems it advisable to do so, in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment, and not with a view to the distribution or re-sale thereof. Sales made subject to such restriction shall be deemed to have been made in a commercially reasonable manner.

12. THE ADMINISTRATIVE AGENT.

12.1 Authorization.

(a) Bank of America shall replace Fleet as Administrative Agent on the Amendment Effective Date. The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Pledged Collateral which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Pledged Collateral, provided, that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Reimbursement and Pledge Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

12.2 Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Reimbursement and Pledge Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine.

12.3 No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.

12.4 No Representations.

12.4.1 General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Reimbursement and Pledge Agreement, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to any of the Obligations, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations or to inspect any of the properties, books or records of the Borrowers or any of their Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by either Borrower or any Lender shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of either Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Reimbursement and Pledge Agreement.

12.4.2 Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §9, each Lender that has executed this Reimbursement and Pledge Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger acting upon the Borrowers’ account shall have received notice from such Lender not less than two (2) days prior to the Amendment Effective Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Amendment Effective Date.

12.5 Payments.

12.5.1 Payments to Administrative Agent. A payment by a Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

12.5.2 Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

12.5.3 Delinquent Lenders. Notwithstanding anything to the contrary contained in this Reimbursement and Pledge Agreement or any of the other Loan Documents, any Lender that (a) fails (i) to fund a Loan or purchase any Letter of Credit Participation (ii) to comply with the provisions of §15.2 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by set-off or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Reimbursement and Pledge Agreement, or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.

12.6 Holders of Participations. The Administrative Agent may deem and treat the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such purchaser or by a subsequent holder, assignee or transferee.

12.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such Affiliate has not been reimbursed by the Borrowers as required by §15.3), and liabilities of every nature and character arising out of or related to this Reimbursement and Pledge Agreement or any of the other Loan Documents (including without limitation, the Administrative Agent’s indemnity obligations under the Control Agreement), or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.

12.8 Administrative Agent as Lender. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.

12.9 Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrowers; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Bank (except as to Letters of Credit issued by it and then outstanding). Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution (a) having a senior unsecured debt rating of not less than “A+” or its equivalent by S&P and (b) so long as no Default or Event of Default has occurred, approved by the Borrowers in their reasonable discretion. If no successor shall have been so appointed and accepted within sixty (60) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Reimbursement and Pledge Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

12.10 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to a Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Reimbursement and Pledge Agreement) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Reimbursement and Pledge Agreement.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

12.11 Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §12.11 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

12.12 Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Reimbursement and Pledge Agreement and the other Loan Documents authorizing the sale or other disposition of all or any part of the Pledged Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Pledged Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

13. SUCCESSORS AND ASSIGNS.

13.1 General Conditions. The provisions of this Reimbursement and Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §13.2, or (b) by way of participation in accordance with the provisions of §13.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of §13.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Reimbursement and Pledge Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §13.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Reimbursement and Pledge Agreement or any of the other Loan Documents.

13.2 Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Reimbursement and Pledge Agreement (including all or a portion of its Commitments); provided, that (a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitments or, of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitments being assigned shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, otherwise consent (each such consent not to be unreasonably withheld or delayed); (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Reimbursement and Pledge Agreement with respect the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments and the Loans and Reimbursement Obligations are not permitted; (c) any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Banks and so long as no Default or Event of Default has occurred and is continuing, the Borrowers, (such approval of the Borrowers not to be unreasonably withheld), unless the Person that is the proposed assignee is itself a Lender with a Commitment; and (d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided, that such processing and recordation fee may be waived by the Administrative Agent, in its sole discretion) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to §13.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Reimbursement and Pledge Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Reimbursement and Pledge Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Reimbursement and Pledge Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Reimbursement and Pledge Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§15.3 and 15.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Reimbursement and Pledge Agreement that does not comply with this paragraph shall be treated for purposes of this Reimbursement and Pledge Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §13.4.

13.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Reimbursement and Pledge Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Reimbursement and Pledge Agreement (including all or a portion of its Commitment); provided, that (a) such Lender’s obligations under this Reimbursement and Pledge Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Reimbursement and Pledge Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Reimbursement and Pledge Agreement and to approve any amendment, modification or waiver of any provision of this Reimbursement and Pledge Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Letter of Credit Fee to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to §13.5, each Borrower agrees that each Participant shall be entitled to the benefits of §§3.3, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §13.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §15.2 as though it were a Lender, provided such Participant agrees to be subject to §15.2 as though it were a Lender.

13.5 Payments to Participants. A Participant shall not be entitled to receive any greater payment under §§3.3, 3.4 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

13.6 Miscellaneous Assignment Provisions. A Lender may at any time grant a security interest in all or any portion of its rights under this Reimbursement and Pledge Agreement to secure obligations of such Lender, in connection with any pledge or assignment to secure obligations to any of the twelve Federal Reserve Administrative Agents organized under §4 of the Federal Reserve Act, 12 U.S.C. §341; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of either Borrower or the Administrative Agent hereunder.

13.7 Assignee or Participant Affiliated with the Borrowers. If any assignee Lender is an Affiliate of the Borrowers, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §11, and the determination of the Required Lenders shall for all purposes of this Reimbursement and Pledge Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Reimbursement Obligations. If any Lender sells a participating interest in any of the Reimbursement Obligations to a Participant, and such Participant is a Borrower or an Affiliate of the Borrowers, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §11 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of a Borrower, and the determination of the Required Lenders shall for all purposes of this Reimbursement and Pledge Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Reimbursement Obligations to the extent of such participation.

14. MONT RE GUARANTEE

14.1 Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Loans to and on account of the Parent and to induce the Administrative Agent to act hereunder, Mont Re hereby unconditionally and irrevocably guarantees to each Lender and the Administrative Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Parent, whether for principal, interest, fees, expenses, indemnification or otherwise, whether direct or indirect, absolute or contingent or now existing or hereafter arising (such Obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, Mont Re’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Parent to the Administrative Agent or any other Lender under this Reimbursement and Pledge Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Parent. This is a guarantee of payment and not of collection merely.

14.2 Guarantee Absolute. Mont Re guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Reimbursement and Pledge Agreement, regardless of any law or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or the Administrative Agent with respect thereto. The

Obligations of Mont Re under this §14 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Mont Re to enforce this §14, irrespective of whether any action is brought against the Parent or whether the Parent is joined in any such action or actions. The liability of Mont Re under this guarantee shall be irrevocable, absolute and unconditional irrespective of, and Mont Re hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Reimbursement and Pledge Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Reimbursement and Pledge Agreement (other than this §14);

(c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of the Parent or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent or any of its assets or any resulting release or discharge of any obligation of the Parent under this Reimbursement Agreement and Pledge Agreement; or

(e) any other circumstance (including, without limitation, any statute of limitations to the fullest extent permitted by applicable law) which might otherwise constitute a defense available to, or a legal or equitable discharge of, Mont Re, or the Parent (other than a discharge arising from the payment in full of the Guaranteed Obligations).

This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Parent or otherwise, all as though such payment had not been made.

14.3 Waivers. Mont Re hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against the Parent or against any other guarantor of all or any portion of the Total Outstandings, and all other notices and demands whatsoever.

(a) Mont Re hereby waives any right to revoke this guaranty, and acknowledges that this guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future and regardless of whether Total Outstandings are reduced to zero at any time or from time to time.

(b) Mont Re acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated herein and that the waivers set forth in this §14 are knowingly made in contemplation of such benefits.

14.4 Subrogation. Mont Re will not exercise any rights that it may now or hereafter acquire against the Parent or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Reimbursement and Pledge Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Lender against the Parent or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Parent or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this guaranty shall have been paid in full in cash and the Commitments shall have terminated. If any amount shall be paid to Mont Re in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this guaranty and the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the other Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this guaranty, whether matured or unmatured, in accordance with the terms of this Reimbursement and Pledge Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this guaranty thereafter arising. Mont Re acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Reimbursement and Pledge Agreement and that the waiver set forth in this section is knowingly made in contemplation on such benefits.

14.5 Survival. This guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full in cash of the Guaranteed Obligations and all other amounts payable under this guaranty and the termination of the Commitments, (b) be binding upon Mont Re, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to §13) and the Administrative Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender or the Administrative Agent hereunder is required to be restored by such Lender or the Administrative Agent.

14.6 Severability. Notwithstanding any other provision of this §14 to the contrary, in the event that any action is brought seeking to invalidate Mont Re’s obligations under this §14 under any fraudulent conveyance or fraudulent transfer theory, Mont Re shall be liable under this §14 only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by Mont Re under any guarantee of the Obligations of the Parent (or any portion thereof) at the time of the execution and delivery of this Reimbursement and Pledge Agreement (or, if such date is determined not to be the appropriate date for determining the enforceability of Mont Re’s obligations under this §14 for fraudulent conveyance or transfer purposes, on the date determined to be so appropriate) without rendering such a hypothetical guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (the “Maximum Guaranteed Obligations”) and not for any greater amount, as if the stated amount of the Guaranteed Obligations had instead been the Maximum Guaranteed Obligations.

15. PROVISIONS OF GENERAL APPLICATIONS.

15.1 Authorization to File Financing Statements. The Administrative Agent is hereby authorized to file (a) in any Uniform Commercial Code filing office a financing statement naming Mont Re as the debtor and indicating the collateral as the Pledged Collateral, including, the Securities Account and the Deposit Account and all property held therein and any and all proceeds of any thereof, whether now or hereafter existing or arising and (b) any registration of the Lien in Bermuda the Administrative Agent deems appropriate.

15.2 Setoff. Each Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of set-off as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to such Borrower and any securities or other property of such Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations of such Borrower and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

15.3 Expenses. The Borrowers jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Reimbursement and Pledge Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the fees, expenses and disbursements of the Administrative Agent and the Arrangers incurred by the Administrative Agent or the Arrangers in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges so long as the engagement of such professionals is reasonable) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against either Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation or proceeding arising hereunder or related hereto or in any way related to any Lender’s or the Administrative Agent’s relationship hereunder with either Borrower or any of its Subsidiaries and (e) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches or UCC filings. The covenants contained in this §15.3 shall survive payment or satisfaction in full of all other obligations.

15.4 Indemnification. Each Borrower jointly and severally agrees to indemnify and hold harmless the Administrative Agent, the Issuing Banks, its Affiliates and the Lenders and their respective Affiliates, directors, officers, employees, agents and advisors (collectively, the “Indemnitees”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Reimbursement and Pledge Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by either Borrower or any of its Subsidiaries of the Letters of Credit or Loans, (b) any payments to the Custodian or in connection with the Pledged Collateral or (c) the Borrowers entering into or performing this Reimbursement and Pledge Agreement or any of the other Loan Documents, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided however that the Borrowers shall have no obligation to indemnify any Indemnitee for any liability, losses, damages or expenses resulting solely from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Reimbursement and Pledge Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Reimbursement and Pledge Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Amendment Effective Date). Subject to §15.5 below, in litigation, or the preparation therefor, the Indemnitees shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this §15.4 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §15.4 shall survive payment or satisfaction in full of all other Obligations.

15.5 Payments by Borrowers with respect to Indemnified Persons.

(a) Any Person entitled to reimbursement for expenses pursuant to §15.3 or indemnification pursuant to §15.4 (an “Indemnified Person”) shall promptly notify the Borrowers in writing as to any action, claim, suit, proceeding or investigation for which indemnity may be sought. After such notice to the Borrowers, so long as the position of the Borrowers is not adverse to that of the Indemnified Person, the Borrowers shall be entitled to participate in, and to the extent that it shall elect by written notice delivered to such Indemnified Person promptly after receiving the aforesaid notice of such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person in such action, claim, suit, proceeding or investigation and shall pay as incurred the reasonable fees and expenses of such counsel related to such action, claim, suit, proceeding or investigation.

(b) In any action, claim, suit, proceeding or investigation, any Indemnified Person shall have the right to retain its own separate counsel at such Indemnified Person’s own expense and not subject to reimbursement by either Borrower; provided, however, that the Borrowers shall pay as incurred the reasonable fees and expenses of such counsel incurred in connection with investigating, preparing, defending, paying, settling or compromising any action, claim, suit, proceeding or investigation if (i) the parties to such action, claim, suit, proceeding or investigation include both the Indemnified Person and the Borrowers and there may be legal defenses available to such Indemnified Person which are different from or additional to those available to the Borrowers; (ii) the use of counsel chosen by the Borrowers to represent both the Borrowers and such Indemnified Person would present such counsel with an actual or potential conflict of interest; (iii) the Borrowers shall not have employed satisfactory counsel to represent the Indemnified Person within a reasonable time after notice of the institution of such action, claim, suit, proceeding or investigation; (iv) the Borrowers have not provided the Indemnified Person with adequate assurance of its acceptance of its liability for the underlying claim pursuant to §15.4 and of its financial capacity to pay the full amount of such underlying claim or (v) the Borrowers shall authorize the Indemnified Person to employ separate counsel (in addition to any local counsel) at the expense of the Borrowers. The Borrowers shall not, in connection with any action, claim, suit, proceeding or investigation, be liable for the fees and expenses of more than one separate firm of legal counsel for all Indemnified Parties, except to the extent the use of one counsel to represent all Indemnified Persons would present such counsel with an actual or potential conflict of interest, and in the event that separate counsel is to be retained to represent one or more Indemnified Parties, such separate counsel shall be chosen by Administrative Agent.

(c) Each Indemnified Person agrees that, unless the Borrowers are unable to comply with the provisions set forth in §15.5(a) above, without the Borrowers’ prior written consent (not to be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder unless such settlement, compromise, consent or termination includes an unconditional release of the Borrowers and the Indemnified Person from all liabilities arising out of such claim, action, suit, proceeding or investigation.

15.6 Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents to which a Borrower is a party or in any documents or other papers delivered by or on behalf of a Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the issuance, extension or renewal of any Letters of Credit or Loans, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or Loan or any amount due under this Reimbursement and Pledge Agreement or any of the other Loan Documents remains outstanding or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit or Loan, and for such further time as may be otherwise expressly specified in this Reimbursement and Pledge Agreement. All statements contained in any Letter of Credit Application, Compliance Certificate or Pledged Collateral Certificate delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrowers shall constitute representations and warranties by the Borrowers hereunder.

15.7 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, or Issuing Banks, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 15.7 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent and the Issuing Banks.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Issuing Bank and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

15.8 Miscellaneous. This Reimbursement and Pledge Agreement and the Pledged Collateral shall not be in any way affected by the extension of time or renewal of any of the Obligations, the modification in any manner or the taking or release in whole or in part of any security therefor or the obligations of the Borrowers or any endorsers, sureties, guarantors or other parties or the granting of any other indulgences to the Borrowers. No termination of this Reimbursement and Pledge Agreement shall be effective until the Obligations of the Borrowers secured by this Reimbursement and Pledge Agreement have been satisfied in full.

15.9 Successors and Assigns. This Reimbursement and Pledge Agreement shall inure to the benefit of the Administrative Agent, the Issuing Banks and the Lenders and its and their successors and assigns and shall bind the Borrowers and the successors, representatives, legal representatives and/or heirs and assigns of the Borrowers.

15.10 Choice of Law/Binding Effect. This Reimbursement and Pledge Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York, excluding the laws applicable to conflicts or choice of law (other than Section 5-1401 of the New York General Obligations Law). Regardless of any provision in any other agreement, for purposes of Article 9 of the uniform commercial code as in effect in the State of New York, New York shall be deemed to be the Administrative Agent’s, the Issuing Bank’s and the Lenders’ jurisdiction.

15.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS REIMBURSEMENT AND PLEDGE AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF ANY OF THE PARTIES HERETO RELATING TO ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each of the Borrowers, the Issuing Banks the Lenders and the Administrative Agent hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Borrowers (a) certifies that no representative, agent or attorney of any Lender, the Issuing Banks or the Administrative Agent has represented, expressly or otherwise, that such Lender, the Issuing Banks or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent, the Issuing Banks and the Lenders have been induced to enter into this Reimbursement and Pledge Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

15.12 Delivery of Additional Documents. Each of the Borrowers agree to execute and deliver to the Administrative Agent and/or third parties designated by the Administrative Agent such additional documents, notices, requests and other instruments as the Administrative Agent deems reasonably necessary or advisable to protect the Administrative Agent’s rights under this Reimbursement and Pledge Agreement.

15.13 Confidentiality. Each Lender agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrowers or any Subsidiary of the Borrowers, or by the Administrative Agent on behalf of the Borrowers or any Subsidiary of either of them, under this Reimbursement and Pledge Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Reimbursement and Pledge Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated directly with the Borrowers or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates or in violation of any applicable confidentiality agreement known to the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrowers, provided that such source is not bound by a confidentiality agreement with the Borrowers and/or with any restrictions on its use known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; provided that the Lender makes reasonable efforts to request confidential treatment of such information to the extent permitted by law; (B) pursuant to subpoena or other court process; (C) as may be required (in such Lender’s reasonable judgment) in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors who agree to the confidentiality provisions hereof; and (G) to any Participant or Eligible Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder.

15.14 Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Reimbursement and Pledge Agreement to be given by the Lenders may be given, and any term of this Reimbursement and Pledge Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by a Borrower or any of its Subsidiaries of any terms of this Reimbursement and Pledge Agreement, the other Loan Documents or such other instrument or the continuance of any

Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrowers and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Loan or Reimbursement Obligations, or reduce the Letter of Credit Fee, the Commitment Fee or interest on amounts due hereunder or under the other Loan Documents (other than interest accruing pursuant to §2.7.5 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend either Commitment Termination Date or any other regularly scheduled dates for payments of the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the Default Rate and (B) any vote to rescind any exercise of remedies made pursuant to §11 of amounts owing with respect to the Obligations shall require only the approval of the Required Lenders); and

(iv) other than pursuant to a transaction permitted by the terms of this Reimbursement and Pledge Agreement, release all or substantially all of the Pledged Collateral (excluding, if a Borrower or any Subsidiary of a Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or amend the multipliers set forth in §6.8;

(b) without the written consent of all of the Lenders, amend or waive this §15.14 or the definition of Required Lenders;

(c) without the written consent of the Administrative Agent, amend or waive §12, the amount or time of payment of any fees or expenses payable to the Administrative Agent or any other provision applicable to the Administrative Agent;

(d) Without the written consent of the Issuing Banks, the rights or duties of the Issuing Banks under this Reimbursement and Pledge Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances. The Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

15.15 Agent for Service. The Borrowers have irrevocably designated, appointed, and empowered CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its designee, appointee and agent to receive and accept for and on its behalf, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceedings brought against the Borrowers in any United States or State of New York court. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Borrowers agree to designate a new designee, appointee and agent in the Borough of Manhattan, The City of New York on the terms and for the purposes of this §15.15 satisfactory to the Administrative Agent. Each Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any action, suit or proceeding against each Borrower by serving a copy thereof upon the relevant agent for service of process referred to in this §15.15 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified air mail, postage prepaid, to such Borrower at its address specified in §15.7 hereof. Each Borrower agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Lenders or the Administrative Agent to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Borrowers or bring actions, suits or proceedings against the Borrowers in such other jurisdictions, and in such manner, as may be permitted by applicable law. Each of the Borrowers, the Administrative Agent and the Lenders irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Reimbursement and Pledge Agreement or any other Loan Document brought in the United States Federal courts located in the Borough of Manhattan, The City of New York or the courts of the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Borrowers, the Administrative Agent and the Lenders each waive personal service of any summons, complaint or other process and irrevocably consent to the service of process by registered mail, postage prepaid, or by any other means permitted by New York or federal law.

15.16 Conversion. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Reimbursement and Pledge Agreement in Dollars into any other currency (hereinafter in this §15.16 called the “second currency”), then the conversion shall be made at the rate of exchange used by the Administrative Agent prevailing on the Business Day preceding the day on which the judgment is given or (as the case may be) the order is made. In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgment or order is determined and the rate of exchange prevailing on the date of payment, then the rate of exchange prevailing on the date of payment shall govern the amount owing hereafter, and each Borrower agrees to pay such amount as may be necessary to ensure that the amount paid on such date in the second currency is the amount in such second currency which, when converted at the rate of exchange for buying Dollars with the second currency prevailing on the date of payment, is the amount which was due under this Reimbursement and Pledge Agreement in Dollars before such judgment was obtained or made. Any amount due from a Borrower to the Administrative Agent and/or the Lenders under the second sentence of this §15.16 will be due as a separate debt of such Borrower to the Administrative Agent and/or the Lenders, shall constitute an Obligation hereunder and shall not be affected by judgment or order being obtained for any other sum due under or in respect of this Reimbursement and Pledge Agreement. The covenants contained in this §15.16 shall survive the payment in full of all of the other Obligations of the Borrowers under this Reimbursement and Pledge Agreement.

15.17 Counterparts. This Reimbursement and Pledge Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

15.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

15.19 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Reimbursement and Pledge Agreement and those of any other Loan Document, the provisions of this Reimbursement and Pledge Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Reimbursement and Pledge Agreement.

15.20 Severability. If any provision of this Reimbursement and Pledge Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Reimbursement and Pledge Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.21 Tax Forms. (a) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Reimbursement and Pledge Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Reimbursement and Pledge Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Reimbursement and Pledge Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable laws that any Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(b) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Letter of Credit Reimbursement and Pledge Agreement as a sealed instrument and as a deed as of the date first set forth above.

MONTPELIER REINSURANCE LTD.

By:	/s/ Neil McCanachie
Name:	Neil McCanachie
Title:	Chief Accounting Officer and Treasurer

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Neil McCanachie
Name:	Neil McCanachie
Title:	Chief Accounting Officer and Treasurer

BANK OF AMERICA, N.A., individually as Administrative Agent and as Issuing Bank

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Principal

FLEET NATIONAL BANK, as Issuing Bank

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Principal

THE BANK OF NEW YORK

By:	/s/ Scott Schaffer
Name:	Scott Schaffer
Title:	Vice President

BANK ONE, NA

By:	/s/ Gerard P. Fogarty
Name:	Gerard P. Fogarty
Title:	Director

BARCLAYS BANK PLC

By:	/s/ Drew Burnett
Name:	Drew Burnett
Title:	Manager

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH

By:	/s/ Jay Chall
Name:	Jay Chall
Title:	Director

By:	/s/ Barbara Wang
Name:	Barbara Wang
Title:	Associate

HSBC BANK USA

By:	/s/ Anthony C. Vaugncourt
Name:	Anthony C. Vaugncourt
Title:	Managing Director

ING BANK N.V., LONDON BRANCH

By:	/s/ Nick Marchant
Name:	Nick Marchant
Title:	Director

By:	/s/ Mike Sharman
Name:	Mike Sharman
Title:	Managing Director

ROYAL BANK OF SCOTLAND PLC

By:	/s/ Jan Bowring
Name:	Jan Bowring
Title:	Relationship Director

EXHIBIT B

SECOND AMENDED AND RESTATED CONTROL AGREEMENT

This Second Amended and Restated Control Agreement is dated as of May 27, 2004, among Montpelier Reinsurance Ltd. (the “Customer”), Bank of America, N.A., as Administrative Agent (the “Agent”) for itself and the other lending institutions party to the Amended and Restated Letter of Credit Reimbursement and Pledge Agreement dated as of May 27, 2004 (as amended, supplemented and restated from time to time, the “Amended Letter of Credit Agreement”), and The Bank of New York (the “Custodian”).

WITNESSETH:

WHEREAS, pursuant to a Global Custody Agreement between Custodian and the Customer (the “Custodian Agreement”), Custodian acts as custodian for the Customer’s assets;

WHEREAS, the Customer, the Custodian and Fleet National Bank (“Fleet”) as administration agent (the “Existing Agent”) are parties to that certain Letter of Credit Reimbursement and Pledge Agreement dated as of June 20, 2003, (the “Existing Letter of Credit Agreement”);

WHEREAS, in connection with the Existing Letter of Credit Agreement, the Customer, the Custodian and the Existing Agent are parties to an Amended and Restated Control Agreement, dated as of June 20, 2003 (the “Existing Control Agreement”);

WHEREAS, the Agent, various lending institutions and the Customer have agreed to amend and restate the Existing Letter of Credit Agreement, it being the intention of the Customer and the Agent that the Amended Letter of Credit Agreement shall not effect the novation of the obligations of the Customer under the Existing Letter of Credit Agreement, including, without limitation, the pledge of the Collateral Accounts (as defined below);

WHEREAS, in connection therewith as of May 27, 2004 the Agent has replaced the Existing Agent as the “Agent” under the Existing Control Agreement and the parties hereto wish to amend and restate the Existing Control Agreement as set forth herein;

WHEREAS, pursuant to the terms of the Amended Letter of Credit Agreement, the Customer will from time to time pledge certain assets specified by the Customer and identified to Custodian as Collateral (as defined below) to secure the Customer’s obligations under the Amended Letter of Credit Agreement; and

WHEREAS, the Agent, the Customer and Custodian are entering into this Agreement to continue to provide for the control of the Collateral and the Collateral Accounts (as defined below);

NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1. “Authorized Person” shall be any person, whether or not an officer or employee of the Agent or the Customer, duly authorized by the Agent or the Customer, respectively, to give Written Instructions on behalf of the Agent or the Customer, respectively, such persons to be designated in a Certificate of Authorized Persons, in the form attached hereto as Exhibit A, which contains a specimen signature of such person.

2. “Collateral” shall have the meaning set forth in Article II, paragraph l.

3. “Collateral Accounts” shall mean the Securities Account and the Deposit Account described in Article II, paragraph 1 hereof.

4. “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

5. “Federal Agencies” shall mean any of the following agencies of the federal government of the United States: (a) Government National Mortgage Association; (b) the Export-Import Bank of the United States; (c) the Farmers Home Administration, an agency of the United States Department of Agriculture; (d) the United States General Services Administration; (e) the United States Maritime Administration; (f) the United States Small Business Administration; (g) the Commodity Credit Corporation; (h) the Rural Electrification Administration; (i) the Rural Telephone Bank; (j) Washington Metropolitan Area Transit Authority; (k) Federal Home Loan Mortgage Corporation; (1) Federal National Mortgage Association; (m) Federal Housing Finance Board; (n) Federal Home Loan Bank; and (o) such other federal agencies as are reasonably acceptable to the Agent.

6. “Identified Securities” shall have the meaning set forth in Article V, paragraph 3.

7. “Notice of Exclusive Control” shall mean a written notice, in the form attached hereto as Exhibit B, given by the Agent to the Custodian that the Agent is exercising sole and exclusive control of the Securities Account and the Collateral credited thereto.

8. “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

9. “Written Instructions” shall mean written communications delivered to the Custodian via S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by the Custodian as available for use in connection with this Agreement.

The terms “bank”, “deposit account”, “entitlement holder”, “entitlement order”, “financial asset”, “investment property”, “proceeds”, “security”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC.

ARTICLE II

COLLATERAL ACCOUNTS

1. Collateral Accounts. The Customer, from time to time, shall provide Written Instructions to Custodian to segregate certain cash, U.S. Government securities, securities issued by Federal Agencies or other securities acceptable to the Agent and the proceeds of any of the foregoing (the “Collateral”) for the benefit of the Agent. Such Collateral (other than cash Collateral) shall be identified and segregated in a separate account on Custodian’s books and records under the name “Montpelier FBO Fleet Securities A/C,” account number 251471 (the “Securities Account”). Custodian shall hold such Collateral as financial assets. Custodian shall identify and segregate in a separate deposit account (as defined in Section 9-102 of the UCC) any cash Collateral and hold it under the name “Montpelier FBO Fleet Cash Dep. A/C,” account number 251473 (the “Deposit Account” and, together with the Securities Account, the “Collateral Accounts”). Custodian shall have no responsibility for determining the adequacy of any Collateral required hereunder or under the Amended Letter of Credit Agreement, nor will it assume responsibility for any calculations related to any Collateral requirements under the Amended Letter of Credit Agreement.

2. Status of the Custodian. Custodian agrees that it is acting as a securities intermediary, as defined in Section 8-102 of the UCC with respect to the Collateral in the Securities Account, except Identified Securities. Custodian agrees, with respect to the Deposit Account, that it is acting as a “bank” as such term is used in Section 9-102(a)(8) of the UCC. The parties hereto agree that (i) the Deposit Account constitutes a “deposit account” within the meaning of Article 9 of the UCC, (ii) the Securities Account constitutes a “securities account” within the meaning of Article 8 of the UCC, and (iii) all Collateral other than cash now or hereafter held, credited or carried by, in or to the credit of Securities Account shall be treated as “financial assets” within the meaning of Article 8 of the UCC.

ARTICLE III

ACCOUNT CONTROL

1. Security Interest. This Agreement is intended by the Agent and the Customer to grant “control” of the Collateral Accounts and the Collateral to the Agent for purposes of perfection of the Agent’s security interest in such Collateral pursuant to Article 8 and Article 9 of the UCC, and Custodian hereby acknowledges that it has been advised of the Customer’s grant to the Agent of a security interest in the Collateral Accounts and the Collateral. Notwithstanding the foregoing, Custodian makes no representation or warranty with respect to the creation or enforceability of any security interest in the Collateral Accounts. The Agent and the Customer each agree to provide Custodian with a Certificate of Authorized Persons in the form of Exhibit A attached hereto (as may be amended from time to time).

2. Control of the Securities Account.

(a) The Custodian shall comply with the entitlement orders originated by the Agent with respect to the Securities Account and the Collateral therein without further consent of the Customer or any other person or entity. In addition, unless and until Custodian receives a Notice of Exclusive Control or if all previous Notices of Exclusive Control have been revoked or rescinded in writing by the Agent, Custodian shall comply with entitlement orders from the Customer and take actions with respect to the Securities Account and the Collateral therein upon the instructions of the Customer; provided, however, that Custodian shall not comply with entitlement orders or instructions from the Customer directing Custodian to make free deliveries to the Customer or withdrawals from the Securities Account or deliver any financial assets to the Customer without the prior written consent of the Agent. Custodian shall have no responsibility or liability to the Agent or the Customer for actions taken in accordance with the instructions set forth in this paragraph, except for Custodian’s bad faith, negligence or willful misconduct in carrying out (or failing to carry out) such instructions. Notwithstanding the foregoing, the Agent shall not withhold any instructions requested by the Customer pursuant to and in accordance with Section 4.7 of the Amended Letter of Credit Agreement.

(b) Upon receipt by Custodian of a Notice of Exclusive Control, Custodian shall thereafter follow only the instructions of the Agent with respect to the Securities Account and shall comply with any entitlement order received from the Agent, without further consent of the Customer or any other person, and Custodian will not comply with entitlement orders or instructions concerning the Collateral originated by the Customer.

(c) The Agent represents and warrants to, and agrees with, the Customer that the Agent will only issue to Custodian a Notice of Exclusive Control if an “Event of Default” has occurred under and as defined in the Amended Letter of Credit Agreement which entitles Agent to exercise its rights as a secured party with respect to the Collateral in the Securities Account.

3. Control by the Agent of the Deposit Account. From and after the date hereof, until termination of this Agreement, (i) Custodian shall take actions with respect to the Collateral in the Deposit Account solely upon the instructions of the Agent, without further consent of the Customer, (ii) unless otherwise instructed by the Agent, Custodian will not permit the Customer or any other person or entity to withdraw funds from the Deposit Account and (iii) the Customer acknowledges that it has no right to make withdrawals or direct transfers from the Deposit Account by direct instruction to Custodian, but that such withdrawals or transfers shall be effected only by instructions from Agent to Custodian, the Agent agreeing to give such instructions to Custodian from time to time in accordance with Section 4.2 of the Amended Letter of Credit Agreement.

4. Distributions. Custodian shall, without further action by the Customer or the Agent, credit to the Deposit Account or the Securities Account, as applicable, all interest, dividends, proceeds, and other income (whether in cash or in kind) received or collected by Custodian with respect to the Collateral. Interest, dividends, proceeds, and other income shall be considered Collateral.

ARTICLE IV

COLLATERAL SERVICES

1. Use of Depositories. The Agent and the Customer hereby authorize the Custodian to utilize Depositories to the extent possible in connection with its performance hereunder. Collateral held by the Custodian in a Depository will be held subject to the rules, terms and conditions of such Depository. Where Collateral is held in a Depository, the Custodian shall identify on its records as belonging to the Customer and pledged to the Agent a quantity of securities as part of a fungible bulk of securities held in the Custodian’s account at such Depository. Securities deposited in a Depository will be represented in accounts which include only assets held by the Custodian for its customers.

2. Release of Collateral. Under certain limited circumstances specified in the Amended Letter of Credit Agreement and otherwise if there are no outstanding Obligations (as such term is defined in the Amended Letter of Credit Agreement) and the Agent’s commitment to advance credit to the Customer has been terminated, the Customer may request the Agent to instruct Custodian to release all Collateral held in the Collateral Accounts. Custodian will effect such release as soon as reasonably practicable after receiving instructions from the Agent and the Customer.

3. Release of Security Interest. The Agent agrees to notify Custodian promptly in writing when all Obligations of the Customer to the Agent have been fully paid and satisfied (and any commitment of the Agent and the Lenders (as defined in the Amended Letter of Credit Agreement) to advance further amounts or credit under the Amended Letter of Credit Agreement or any of the other Loan Documents (as defined in the Amended Letter of Credit Agreement) has been terminated) or the Agent otherwise no longer claims any interest in the Collateral in the Collateral Accounts, whichever is sooner; at which time Custodian shall release such Collateral to the Customer and execute such documents and instruments of release as reasonably requested by the Agent and the Customer and thereafter shall have no further liabilities or responsibilities hereunder and Custodian’s obligations under this Agreement shall terminate.

4. Statements. The Custodian shall furnish the Customer and the Agent with advices of transactions affecting the Collateral Accounts and monthly statements for the Collateral Accounts. Each of the Customer and the Agent may elect to receive advices and statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, each of the Customer and the Agent acknowledges that such transmissions are not encrypted and therefore are insecure. Each of the Customer and the Agent further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any loss, damage or expense suffered or incurred by the Customer, the Agent, or any person claiming by or through the Customer or the Agent as a result of the use of such methods.

5. Notice of Adverse Claims. Upon receipt of notice of any lien, encumbrance or adverse claim against any Collateral Account or any portion of the Collateral carried therein, the Custodian shall use reasonable efforts to notify the Agent and the Customer as promptly as practicable under the circumstances.

ARTICLE V

GENERAL TERMS AND CONDITIONS

1. Standard of Care: Indemnification. (a) Except as otherwise expressly provided herein, the Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including reasonable attorneys’ fees (“Losses”) incurred by or asserted against the Customer or the Agent, except those Losses arising out of the negligence or willful misconduct of the Custodian. The Custodian shall have no liability whatsoever for the action or inaction of any Depository. In no event shall the Custodian be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

(b)	(i) Prior to the issuance of a Notice of Exclusive Control, the Agent and the Customer shall indemnify and hold Custodian harmless with regard to any Losses imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any notice, instruction, or entitlement order given by the Agent or the Customer under this Agreement, except to the extent such Losses have arisen from the negligence or willful misconduct of the Custodian, provided that the Agent’s liability under this clause (i) shall be limited to those amounts for which Custodian has not been reimbursed by the Customer within 30 days after Custodian’s having made written demand on the Customer therefor.

(ii) After a Notice of Exclusive Control has been issued, the Agent shall indemnify and hold Custodian harmless with regard to any Losses imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any notice, instruction, or entitlement order given by the Agent under this Agreement, except to the extent such Losses have arisen from the negligence or willful misconduct of the Custodian.

2. No Obligation Regarding Quality of Collateral. Without limiting the generality of the foregoing, the Custodian shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by the Customer, the Agent or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral, or Collateral which otherwise is not freely transferable or deliverable without encumbrance in any relevant market.

3. Identified Securities. The parties hereto acknowledge that no security entitlement under the UCC shall exist with respect to any financial asset held in the Securities Account which is registered in the name of the Customer, payable to the order of the Customer, or specially indorsed to the Customer or any third party (each such asset an “Identified Security”), except to the extent such Identified Security has been specially indorsed by the Customer to Custodian or in blank. The Customer covenants and agrees that it shall not instruct the Custodian to credit Collateral (except cash) to the Securities Account unless such Collateral is registered in the name of the Custodian, indorsed to the Custodian or in blank or credited to another securities account maintained in the name of the Custodian and that in no case will any Collateral or underlying financial asset credited to the Securities Account be registered in the name of the Customer, payable to the order of the Customer or specially indorsed to the Customer, except to the extent such Collateral has been further indorsed to the Custodian or in blank. The parties acknowledge and agree that if any Identified Securities are received by the Custodian and credited to the Securities Account from time to time, such Identified Securities shall (so long as so credited to the Securities Account and so long as this Agreement remains in effect) be held by Custodian for the benefit of the Agent, not in its capacity as a securities intermediary, but in its capacity as a collateral agent under and subject to the terms of this Agreement.

4. Foreign Securities. The Agent hereby acknowledges that any Collateral in the Securities Account issued outside the United States which may be held by Custodian, a sub-custodian within Custodian’s network of sub-custodians or a Depository or book-entry system for the central handling of securities and other financial assets in which Custodian or a sub-custodian are participants may not permit the Customer to have a security entitlement with respect to such Collateral (and such property shall be deemed for purposes of this Agreement not to be a financial asset held within the Securities Account). The parties hereby further acknowledge that Custodian gives no assurance that a security entitlement is created under the UCC with respect to the Customer’s assets held in Euroclear or Clearstream or their successors.

5. No Duty of Oversight. The Custodian is not at any time under any duty to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral.

6. Advice of Counsel. The Custodian may, with respect to questions of law, obtain the advice of counsel selected by Custodian with due care and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

7. No Collection Obligations. The Custodian shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

8. Fees and Expenses. The Customer agrees to pay to the Custodian the fees as may be agreed upon from time to time. The Customer shall reimburse the Custodian for all customary and reasonable costs associated with transfers of Collateral to the Custodian and records kept in connection with this Agreement. The Customer shall also reimburse the Custodian for reasonable out-of-pocket expenses which are a normal incident of the services provided hereunder.

9. Custodian Representations and Agreements. Custodian agrees and confirms, as of the date hereof, and at all times until the termination of this Agreement, that it has not entered into, and until the termination of this Agreement will not enter into, any agreement (other than this Agreement and the Custodian Agreement) with any other person or entity relating to the Collateral or the Collateral Accounts under which it agrees to comply with entitlement orders of such other person or entity.

10. Advances by the Custodian. It is hereby expressly acknowledged and agreed by the parties that the Custodian shall not be obligated to advance any margin or other credit to the Customer and the Customer agrees that it shall not instruct the Custodian to advance any margin or credit to, for, or on its behalf; provided, however, that Custodian may advance payment to the Collateral Accounts for any purpose (including, but not limited to, failed securities settlements, foreign exchange contracts, assumed settlements or short-term account overdrafts). Custodian agrees that it shall have no lien, encumbrance, claim or right of set-off against the Collateral Accounts or the Collateral carried therein and hereby waives its right (by contract or statute) to any such lien, encumbrance, claim or right of set-off except, that in connection with any charges/debits to the Collateral Accounts for short-term account overdrafts resulting from failed settlement of entitlement orders initiated by the Customer or the Agent, Custodian shall have a lien, encumbrance, claim and right of set-off against the Collateral Account and the Collateral carried therein to the extent of the amount of such short-term account overdrafts and such lien, encumbrance, claim and right of set-off shall be senior to and have priority over any right or claim of the Agent therein until such time as the Customer has reimbursed Custodian for such amounts or such overdrafts.

11. Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms. (a) Subject to the terms below, the Custodian shall be entitled to rely upon any Written Instructions delivered to the Custodian in accordance with this Agreement and reasonably believed by the Custodian to be duly authorized and delivered.

(b) If the Custodian receives Written Instructions which appear on their face to have been transmitted via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Agent and the Customer each understands and agrees that the Custodian cannot determine the identity of the actual sender of such Written Instructions and that the Custodian shall conclusively presume that such Written Instructions have been sent by an Authorized Person. The Agent and the Customer shall be responsible for ensuring that only its Authorized Persons transmit such Written Instructions to the Custodian and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

(c) The Agent and the Customer each acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to the Custodian and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by it. The Agent and the Customer each agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d) If the Agent or the Customer elects to transmit Written Instructions through an on-line communication system offered by the Custodian, its use thereof shall be subject to the Terms and Conditions attached hereto as Exhibit C. If the Agent or the Customer elects (with the Custodian’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, it agrees that the Custodian shall not be responsible or liable for the reliability or availability of any such service.

12. Inspection. Upon reasonable request and provided the Custodian shall suffer no significant disruption of its normal activities, the Agent or the Customer shall have access to the Custodian’s books and records relating to the Collateral Account during the Custodian’s normal business hours. Upon reasonable request, copies of any such books and records shall be provided to the Agent or the Customer at its expense.

13. Account Disclosure. The Custodian is authorized to supply any information regarding the Account which is required by any law or governmental regulation now or hereafter in effect.

14. Force Majeure. The Custodian shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; inability to obtain labor, material, equipment or transportation.

15. No Implied Duties. The Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Custodian Agreement, and no covenant or obligation shall be implied against the Custodian in connection with this Agreement except to the extent set forth in this Agreement and the Custodian Agreement. The Custodian shall not be liable or responsible for anything done or omitted to be done by it in good faith and in the absence of negligence and willful misconduct and may rely and shall be protected in acting upon any notice, instruction entitlement order or other communication which it reasonably believes to be genuine and authorized.

ARTICLE VI

MISCELLANEOUS

1. Termination. This Agreement shall continue in effect until the Agent has notified Custodian in writing that this Agreement is to be terminated. Upon receipt of such notice, the Agent shall have no further right to originate entitlement orders concerning the Collateral Accounts and the Customer shall be entitled to originate entitlement orders concerning the Collateral for any purpose and without limitation except as may be provided in the Custodian Agreement. This Agreement may also be terminated by Custodian, the Agent or the Customer, and shall terminate in the event of the termination of the Custodian Agreement, following thirty (30) days’ prior written notice to the other parties hereto. Upon termination of this Agreement by any party, all Collateral in the Collateral Accounts that has not been released by the Agent shall be transferred, within 30 days of such termination, to a successor custodian designated in writing by the Customer and acceptable to the Agent. In the event no successor is agreed upon, Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor custodian and shall be indemnified by the Customer for any costs and expenses (including, without limitation, attorneys’ fees) relating thereto.

2. Certificates of Authorized Persons. The Agent and the Customer agree to furnish to the Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, the Custodian shall be fully protected in acting upon Written Instructions of such present Authorized Persons.

3. Notices. (a) Any notice or other communication given hereunder shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy. Such notice or communication shall be deemed to have been received: (i) if sent by telecopy, upon receipt of confirmation of error-free transmission; (ii) in the case of notice given by hand, on the day of actual delivery; (iii) if sent by overnight courier service, on the next Business Day and (iv) if sent via certified or registered mail, on the third Business Day following the day on which it was dispatched postage prepaid; provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and received by it at its offices at One Wall Street, New York, New York 10286, Attention: Mayra Sacco, Group RM Custody, Telephone: (212) 635-4604, Telecopy: (212) 635-7420, or at such other place as the Custodian may from time to time designate in writing

(c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Agent shall be sufficiently given if addressed to the Agent and received by it at its offices at 1850 Gateway Boulevard, CA4-706-0509, Concord, California, 94520, Attention: Gale Robin, Telephone: (925-675-8439), Telecopy: (888-969-2621)1 or at such other place as the Agent may from time to time designate in writing.

(d) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Customer shall be sufficiently given if addressed to the Customer and received by it at its offices at Mintflower Place, 8 Par-la-Ville Road, PO Box HM 2079, Pembroke HM HX Bermuda, Attention: Thomas Busher, COO, Telephone: 441-296-5550, Telecopy: 441-296-5551 or at such other place as the Customer may from time to time designate in writing.

4. Cumulative Rights; No Waiver. Each and every right granted to any party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of such party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other future exercise thereof or the exercise of any other right.

5. Severability; Amendments; Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

6. Governing Law; Jurisdiction; Waiver of Immunity; Jury Trial Waiver. This Agreement and the Collateral Accounts shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The State of New York shall be deemed to be the jurisdiction of the Custodian as securities intermediary. The Custodian shall notify the Agent of its intention to amend the governing law provisions of the Custodian Agreement. The Agent, the Customer and the Custodian hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction the Agent or the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Agent and the Customer each irrevocably agrees not to claim, and hereby waives, such immunity to the extent permitted by law. The Agent, the Customer and the Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

7. No Third Party Beneficiaries. In performing hereunder, the Custodian is acting solely on behalf of the Agent and the Customer and no contractual or service relationship shall be deemed to be established hereby between the Custodian and any other person.

8. Headings. Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

10. Conflicts. In the event of a conflict between this Agreement and any other agreement between the Customer and the Custodian, including, without limitation, the Custodian Agreement, the terms of this Agreement shall prevail. The Existing Control Agreement shall be superceded in its entirety by this Agreement and the Existing Agent shall have no further authority under the Existing Control Agreement to originate entitlement orders, issue a Notice of Exclusive Control or direct or instruct the Custodian with regard to the Securities Account, the Deposit Account or any of the Collateral.

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IN WITNESS WHEREOF, the Customer, the Custodian and the Agent have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

MONTPELIER REINSURANCE LTD.

By:

Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:

Name:
Title:

THE BANK OF NEW YORK

By:

Name:
Title:

Consented and Agreed to:

FLEET NATIONAL BANK, as Existing Agent

By:

Name:
Title:
Date:

EXHIBIT A

CERTIFICATE OF AUTHORIZED PERSONS

(Customer—Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting                              of                          (the “Customer”), and further certifies that the following officers or employees of the Customer have been duly authorized in conformity with the Customer’s Articles of Incorporation and By-Laws to deliver oral and Written Instructions to The Bank of New York (“BNY”) pursuant to the Second Amended and Restated Control Agreement among the Customer, Bank of America, N.A., as Agent and BNY, dated as of May 27, 2004, and that the signatures appearing opposite their names are true and correct:

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

This certificate supersedes any certificate of authorized individuals you may currently have on file.

[corporate seal]

Title:

Date:

EXHIBIT B

TO SECOND AMENDED AND RESTATED CONTROL AGREEMENT AMONG

BANK OF AMERICA, N.A., AS AGENT,

MONTPELIER REINSURANCE LTD. AND THE BANK OF NEW YORK

[Letterhead of Bank of America, N.A.]

[Date]

The Bank of New York

One Wall Street

New York, New York 10286

Attention:

NOTICE OF EXCLUSIVE CONTROL

We hereby instruct you pursuant to the terms of that certain Second Amended and Restated Control Agreement, dated as of May 27, 2004 (as from time to time amended and supplemented, the “Control Agreement”), among the undersigned, Montpelier Reinsurance Ltd. and you, as Custodian, that you (i) shall not follow any entitlement orders of the Customer with respect to the Securities Account or the Collateral from time to time credited thereto held by you for the Customer, and (ii) unless and until otherwise expressly instructed by the undersigned, shall exclusively follow the entitlement orders of the undersigned with respect to such Securities Account and Collateral Terms used but not defined herein shall have the meanings assigned to such terms in the Control Agreement.

Very truly yours, BANK OF AMERICA, N.A., AS AGENT

By:

Authorized Signatory

cc:

EXHIBIT C

THE BANK OF NEW YORK

ON-LINE COMMUNICATIONS SYSTEM (THE “SYSTEM”)

TERMS AND CONDITIONS

1. License; Use. (a) This Exhibit C shall govern Customer’s use of the System and any computer software provided by BNY to Customer in connection herewith (collectively, the “Software”). In the event of any conflict between the terms of this Exhibit C and the main body of this Agreement with respect to Customer’s use of the System, the terms of this Exhibit C shall control.

(b) Upon delivery to Customer of Software and/or System access codes, Custodian grants to Customer a personal, nontransferable and nonexclusive license to use the Software and the System solely for the purpose of transmitting Written Instructions, receiving reports, making inquiries or otherwise communicating with Custodian in connection with the Account(s). Customer shall use the Software and the System solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to Customer with respect to the Software or the System. Customer acknowledges that Custodian and its suppliers retain and have title and exclusive proprietary rights to the Software and the System, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof. Customer further acknowledges that all or a part of the Software or the System may be copyrighted or trademarked (or a registration or claim made therefor) by Custodian or its suppliers. Customer shall not take any action with respect to the Software or the System inconsistent with the foregoing acknowledgments, nor shall Customer attempt to decompile, reverse engineer or modify the Software. Customer may not copy, sell, lease or provide, directly or indirectly, any of the Software or any portion thereof to any other person or entity without Custodian’s prior written consent. Customer may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software. Customer shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon Custodian’s request.

(c) If Customer subscribes to any database service provided by Custodian in connection with its use of the System, delivery of such database to Customer shall constitute the granting by Custodian to Customer of a non-exclusive, non-transferable license to use such database for so long as this Exhibit C is in effect. It is understood and agreed that any database supplied by Custodian is derived from sources which Custodian believes to be reliable but Custodian does not, and cannot for the fees charged, guarantee or warrant that the data is correct, complete or current. All such databases are provided as an accommodation by Custodian to its customers and are compiled without any independent investigation by Custodian. However, Custodian will endeavor to update and revise each database on a periodic basis as Custodian, in its discretion, deems necessary and appropriate. Customer also agrees that Customer will promptly install all updates and revisions to each database which Custodian provides and that Custodian cannot bear any responsibility whatsoever for Customer’s failure to do so. CUSTODIAN IS NOT RESPONSIBLE FOR ANY RESULTS OBTAINED BY CUSTOMER FROM USE OF DATABASE SERVICES PROVIDED BY CUSTODIAN.

2. Equipment. Customer shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize the Software and obtain access to the System, and Custodian shall not be responsible for the reliability or availability of any such equipment or services.

3. Proprietary Information. The Software, any data base and any proprietary data, processes, information and documentation made available to Customer (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of Custodian or its suppliers. However, for the avoidance of doubt, reports generated by Customer containing information relating to the Account(s) are not deemed to be within the meaning of the term “Information”. Customer shall keep the Information confidential by using the same care and discretion that Customer uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, Customer shall return to Custodian any and all copies of the Information which are in its possession or under its control. The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4. Modifications. Custodian reserves the right to modify the Software from time to time and Customer shall install new releases of the Software as Custodian may direct. Customer agrees not to modify or attempt to modify the Software without Custodian’s prior written consent. Customer acknowledges that any modifications to the Software, whether by Customer or Custodian and whether with or without Custodian’s consent, shall become the property of Custodian.

5. NO REPRESENTATIONS OR WARRANTIES. CUSTODIAN AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE SOFTWARE, THE SYSTEM, ANY SERVICES OR ANY DATABASE, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER ACKNOWLEDGES THAT THE SOFTWARE, THE SYSTEM, ANY SERVICES AND ANY DATABASE ARE PROVIDED “AS IS.” TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH CUSTOMER MAY INCUR IN CONNECTION WITH THE SOFTWARE, SERVICES OR ANY DATABASE, EVEN IF CUSTODIAN OR SUCH SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION

FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6. Security; Reliance; Unauthorized Use. Custodian will establish security procedures to be followed in connection with the System. Customer understands and agrees that the security procedures are intended to determine whether instructions received by Custodian through the System are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. Customer will cause all persons utilizing the Software and the System to treat all applicable user and authorization codes, passwords and authentication keys with the highest degree of care and confidentiality. Custodian is hereby irrevocably authorized to comply with and rely upon on Written Instructions, whether or not authorized, received by it through the System in accordance with the security procedures. Customer acknowledges that it is its sole responsibility to assure that only Authorized Persons use the System and that to the fullest extent permitted by applicable law Custodian shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by Customer arising from or in connection with the use of the System or Custodian’s reliance upon and compliance with Written Instructions received through the System.

7. Stern Acknowledgments. Custodian shall acknowledge through the System its receipt of each transmission communicated through the System, and in the absence of such acknowledgment Custodian shall not be liable for any failure to act in accordance with such transmission and Customer may not claim that such transmission was received by Custodian.

8. EXPORT RESTRICTIONS. EXPORT OF THE SOFTWARE IS PROHIBITED BY UNITED STATES LAW. CUSTOMER MAY NOT UNDER ANY CIRCUMSTANCES RESELL, DIVERT, TRANSFER, TRANSSHIP OR OTHERWISE DISPOSE OF THE SOFTWARE (IN ANY FORM) IN OR TO ANY OTHER COUNTRY. IF CUSTODIAN DELIVERED THE SOFTWARE TO CUSTOMER OUTSIDE OF THE UNITED STATES, THE SOFTWARE WAS EXPORTED FROM THE UNITED STATES IN ACCORDANCE WITH THE EXPORT ADMINISTRATION REGULATIONS. DIVERSION CONTRARY TO U.S. LAW IS PROHIBITED. Customer hereby authorizes Custodian to report its name and address to government agencies to which Custodian is required to provide such information by law.

9. Encryption. Customer acknowledges and agrees that encryption may not be available for every communication through the System, or for all data. Customer agrees that Custodian may deactivate any encryption features at any time, without notice or liability to Customer, for the purpose of maintaining, repairing or troubleshooting the System or the Software.

10. On-Line Inquiry and Modification of Records. In connection with Customer’s use of the System, Custodian may, at Customer’s request, permit Customer to enter data directly into a Custodian database for the purpose of modifying certain information maintained by Custodian’s systems, including, but not limited to, change of address information. To the extent that Customer is granted such access, Customer agrees to indemnify and hold Custodian harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which Custodian may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to Custodian database records initiated by Customer.